Exhibit 10.5

CREDIT AGREEMENT

dated as of

March 25, 2004

among

AMERICAN CAPITAL STRATEGIES, LTD., as Borrower and Servicer

The Banks Listed Herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Backup Servicer and as the Collateral Custodian,

and

BRANCH BANKING AND TRUST COMPANY,

as Administrative Agent

v

x

CREDIT AGREEMENT

AGREEMENT dated as of March 25, 2004 among AMERICAN CAPITAL STRATEGIES, LTD., as the Borrower and Servicer, the BANKS listed on the signature pages hereof, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Backup Servicer and as the Collateral Custodian, and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Accreted Interest” means the accrued interest on a PIK Loan that is added to the principal amount of such PIK Loan instead of being paid as it accrues.

“Accrual Period” means with respect to each Syndicated Advance and Swing Line Advance (or portion thereof) (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs and (b) with respect to any subsequent Payment Date, the calendar month immediately preceding the month in which the Payment Date occurs.

“ACL Agreement” means any credit line sweep services agreement now or hereafter entered into between the Administrative Agent and Borrower and all amendments and modifications thereto.

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person; provided, however, the term “Acquisition” shall exclude a Portfolio Investment.

“Add-On Loan” means any additional loan or extension of credit made subsequent to any Loan made by the Borrower or one of its Subsidiaries to the Obligor of such Loan in accordance with the Credit and Collection Policy.

“Adjusted EBIT” means, for any period with respect to the Borrower and its Consolidated Subsidiaries, operating income after deduction of all operating expenses and other proper charges other than taxes and Interest Expense, plus net realized gains (losses) arising from investments, all as determined in accordance with GAAP.

“Adjusted Monthly Libor Index” has the meaning set forth in Section 2.06(c).

“Administrative Agent” means Branch Banking and Trust Company, in its capacity as Administrative Agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

“Administrative Agent’s Fee Letter Agreement” means that certain letter agreement, dated as of January 21, 2004, between the Borrower and the Administrative Agent relating to the structure of the Syndicated Advances and Swing Line Advances, and certain fees from time to time payable by the Borrower to the Administrative Agent, together with all amendments and modifications thereto. If there is any conflict between the provisions of this Agreement and the provisions of the Administrative Agent’s Fee Letter Agreement, the provisions of this Agreement will control.

“Advance” means a Base Rate Advance, Euro-Dollar Advance, Syndicated Advance or Swing Line Advance. “Advances” means Base Rate Advances, Euro-Dollar Advances, Syndicated Advances, Swing Line Advances or any or all of them, as the context shall require. An Advance is a “Base Rate Advance” if such Advance is part of a Base Rate Borrowing or a “Euro-Dollar Advance” if such Advance is part of a Euro-Dollar Borrowing.

“Advances Outstanding” means on any day, the aggregate principal amount of all Syndicated Advances outstanding and all Swing Line Advances outstanding on such day, after giving effect to all repayments of Syndicated Advances and Swing Line Advances and makings of new Syndicated Advances and Swing Line Advances on such day.

“Affected Party” means the Administrative Agent, the Swing Line Lender, each Bank, all assignees and participants of the Swing Line Lender and each Bank, any successor to BB&T as Administrative Agent and any sub-agent of the Administrative Agent.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Notes” means one or more promissory notes issued by an Eligible Obligor wherein (a) the note(s) are originated in accordance with the Credit and Collection Policy as a part of a syndicated loan transaction, (b) upon the grant of a security interest in such note under this Agreement, the original note will be endorsed in blank, and held by the Collateral Custodian, on behalf of the Secured Parties, (c) the Borrower has all of the rights with respect to such note and the Related Property, including the right directly or through the agent described in item (e) of this definition to receive and collect payments in its own name and to enforce its rights against the Obligor thereof, (d) the note is secured by an undivided interest in the Related Property that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s notes of equal priority, and (e) the Borrower (or American Capital Financial Services, Inc., a wholly-owned subsidiary of the Borrower) is the agent for all noteholders of such Obligor with duties as set forth in Exhibit R, provided, however, Agented Notes shall not include (1) the obligations, if any, of any agents under the Pledged Loan Documents evidencing such Agented Notes, and (2) the interests, rights and obligations (excluding Pledged Loans) under the Pledged Loan Documents evidencing such Agented Notes that are owned or owed by other noteholders.

“Aggregate Net Mark to Market Amount” means as of each Determination Date, the sum of all Net Mark to Market Amounts for such date for all Hedge Transactions, provided, however, that if such sum shall be a negative number, the Aggregate Net Mark to Market Amount shall be deemed to be zero (0).

“Aggregate Outstanding Pledged Loan Balance” means as of any date of determination, the lesser of: (a) the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date minus the Outstanding Loan Balance of all Defaulted Loans included as part of the Collateral on such date; and (b) the Fair Market Value of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date minus the Outstanding Loan Balance of all Defaulted Loans included as part of the Collateral on such date. The Outstanding Loan Balance of a Charged Off Loan or a Prepaid Loan shall equal $0.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“American Capital” means American Capital Strategies, Ltd.

“Amortization Period” means the period beginning on the Revolving Period Termination Date and ending on the Facility Termination Date.

“Anniversary Date” means March 25, 2005 and each anniversary of the Closing Date thereafter.

“Applicable Laws” means for any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Asset Coverage Ratio” shall mean, on a consolidated basis for Borrower and its Consolidated Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by senior securities (all as determined pursuant to the 1940 Act and any orders of the Securities and Exchange Commission issued to Borrower thereunder), bears to the aggregate amount of senior securities representing indebtedness of Borrower and its Consolidated Subsidiaries.

“Assignee” has the meaning set forth in Section 13.07(c).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 13.07(c) in the form attached hereto as Exhibit C.

“Assignment of Mortgage” means as to each Loan secured by an interest in real property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents related to such Loan and to the Borrower and to grant a perfected lien thereon by the Borrower in favor of the Administrative Agent, on behalf of the Secured Parties, each such Assignment of Mortgage to be substantially in the form of Exhibit L hereto; provided, however, with respect to Agented Notes, Assignment of Mortgage shall mean such documents, including assignments, notices of transfer or equivalent instruments, each in recordable form as necessary, as are sufficient under the laws of the relevant jurisdiction to reflect the transfer to the Borrower (or American Capital Financial Services, Inc., a wholly owned subsidiary of the Borrower), as collateral agent for all noteholders of the Obligor, of the related mortgage, deed of trust, security deed or other similar instrument securing such notes and all other documents relating to such notes and to grant a perfected lien thereon by the Obligor in favor of the Borrower (or American Capital Financial Services, Inc., a wholly owned subsidiary of the Borrower), as collateral agent for all such noteholders.

“Authority” has the meaning set forth in Section 12.02.

“Availability” means on any day, the excess of (I) the amount by which (a) the lesser of (i) the Borrowing Base and (ii) the Facility Amount exceeds (b) the Aggregate Net Mark to Market Amount over (II) the Advances Outstanding on such day; provided, however, that, for all purposes of this Agreement other than determining whether an Event of Default has occurred under Section 9.01(c), during the Amortization Period, the Availability shall be $0.

“Available Funds” means with respect to any Payment Date, all amounts received in the Collection Account (including, without limitation, any Collections on any of the Collateral) as of the later of (i) the immediately preceding Determination Date or (ii) the date of the calculations set forth in the most recent Borrower Notice.

“Backup Servicer” means Wells Fargo Bank, National Association, a national banking association, not in its individual capacity but solely as the Back-Up Servicer hereunder, and its successors and permitted assigns in such capacity.

“Backup Servicer and Collateral Custodian Fee Letter” means the Backup Servicer and Collateral Custodian Fee Letter, dated March 9, 2004, among the Borrower, the Backup Servicer and the Collateral Custodian.

“Backup Servicer Expenses” means the reasonable out-of-pocket expenses to be paid to the Backup Servicer under and in accordance with the Backup Servicer and Collateral Custodian Fee Letter; provided that such out-of-pocket expenses are reasonably allocated among any other noteholders or creditors which are benefited by such out-of-pocket expenses.

“Backup Servicer Fee” means the fee to be paid to the Backup Servicer under the terms of the Backup Servicer and Collateral Custodian Fee Letter.

“Bank” means each bank listed on the signature pages hereof as having a Commitment and the Swing Line Lender, and their respective successors and assigns

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et. seq.), as amended from time to time.

“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one percent above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Base Rate Advance” means the Syndicated Advances and Swing Line Advances, as the case may be, during Interest Periods when the Syndicated Advance or Swing Line Advance, as the case may be, bears or is to bear interest at a rate based upon the Base Rate. Swing Line Advances shall at all times be Base Rate Advances. Syndicated Advances shall at all times be Euro-Dollar Advances, unless such Syndicated Advances are to be Base Rate Advances pursuant to Article XII hereof.

“BB&T” means Branch Banking and Trust Company, and its successors.

“Borrower” means American Capital Strategies, Ltd., a Delaware corporation, in its capacity as borrower hereunder, and its successors and permitted assigns in such capacity.

“Borrower Notice” means a written notice, in the form of Exhibit A-1, to be used for each Advance, repayment of each Advance or termination or reduction of the Facility Amount or Prepayments of Advances.

“Borrowing” means a borrowing hereunder consisting of Syndicated Advances made to the Borrower at the same time by the Banks pursuant to Section 2.02.

“Borrowing Base” means on any date of determination, an amount equal to the product of (I) 80% multiplied by (II) (a) the sum of (i) the Aggregate Outstanding Pledged Loan Balance on such date and (ii) the Outstanding Loan Balance of all Eligible Loans to become included as part of the Collateral on such date, minus (b) the sum of (i) the Collateral Reserve Amount; and (ii) all amounts described in (II)(a) exceeding the Concentration Limits.

“Borrowing Base Certificate” shall mean the portion of the Monthly Report described as the Borrowing Base Certificate, together with such supporting data and calculations as the Administrative Agent or any Bank may reasonably request.

“Breakage Costs” means any amount or amounts payable under Section 12.05. All Breakage Costs shall be due and payable upon demand. The determination by a Bank of the amount of any such loss or expense shall be set forth in a written notice to the Borrower and Administrative Agent and shall be conclusive absent manifest error.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change of Law” shall have the meaning set forth in Section 12.02.

“Charged-Off Loan” means any Loan: (i) that is one hundred eighty (180) days or more past due with respect to any interest or principal payment, (ii) for which an Insolvency Event has occurred with respect to the related Obligor, (iii) for which the related Obligor has suffered any Material Adverse Change, or (iv) that is or should be written off as uncollectible by the Servicer in accordance with the Credit and Collection Policy.

“Charged-Off Ratio” means with respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Collection Period, (a) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Loans that became Charged-Off Loans during such Collection Period and (b) the denominator of which is equal to the decimal equivalent of a fraction (x) the numerator of which is equal to the sum of (A) the Aggregate Outstanding Pledged Loan Balance as of the first day of such Collection Period and (B) the Aggregate Outstanding Pledged Loan Balance as of the last day of such Collection Period and (y) the denominator of which is 2.

“Closing Date” means March 25, 2004.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collateral” means all right, title and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Borrower in all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i) the Pledged Loans (whether or not such loan is classified as an Eligible Loan), and all monies due or to become due in payment of such Pledged Loans (whether or not such loan is classified as an Eligible Loan), including but not limited to all Collections;

(ii) any Related Property securing the Pledged Loans (to the extent the Borrower, other than solely in its capacity as collateral agent under any loan agreement with an Obligor has been granted a Lien thereon) including the related security interest granted by the Obligor under such Pledged Loans, all proceeds from any sale or other disposition of such Related Property;

(iii) all security interests, liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of any Pledged Loan, together with all UCC financing statements or similar filings relating thereto;

(iv) all Insurance Policies;

(v) the Pledged Loan Documents;

(vi) all Supplemental Interests related to any Pledged Loans to the extent that the Borrower has any ownership or security interest therein;

(vii) the Collection Account, each Lockbox and all Lockbox Accounts, together with all funds held in such accounts, and all certificates and instruments, if any, from time to time representing or evidencing each of the foregoing or such funds;

(viii) all books, Records, files, computer tapes, programs, disks, Computer Records and other material or documents relating to the recording, billing or analyzing of any of the above;

(ix) any Hedging Agreement and any payment due thereunder; and

(x) the proceeds of each of the foregoing.

“Collateral Custodian” means Wells Fargo Bank, National Association, a national banking association, not in its individual capacity but solely as the Collateral Custodian hereunder, and its successors and permitted assigns in such capacity.

“Collateral Custodian Expenses” means the reasonable out-of-pocket expenses to be paid to the Collateral Custodian under and in accordance with the Backup Servicer and Collateral Custodian Fee Letter; provided that such out-of-pocket expenses are reasonably allocated among any other noteholders or creditors which are benefited by such out-of-pocket expenses.

“Collateral Custodian Fee” means the fee to be paid to the Collateral Custodian under the terms of the Backup Servicer and Collateral Custodian Fee Letter, including the “Account Acceptance Fee” and “Loan File Custodian Fees” each as defined in the Backup Servicer and Collateral Custodian Fee Letter.

“Collateral Reserve Amount” shall mean an amount equal to the greater of: (i) $17,500,000; and (ii) 25% of the aggregate amount of the Commitments.

“Collection Account” has the meaning set forth in subsection 7.04(e).

“Collection Date” means the date following the Revolving Period Termination Date on which the Obligations have been reduced to zero and indefeasibly paid in full other than contingent indemnification obligations.

“Collection Period” means each calendar month, except in the case of the first Collection Period, the period beginning on the Closing Date to and including the last day of the calendar month in which the Closing Date occurs.

“Collections” means (a) all cash collections or other cash proceeds received by the Borrower or by the Servicer on behalf of the Borrower from any source in payment of any amounts owed in respect of a Pledged Loan, including, without limitation, Interest Collections, Principal Collections, Deemed Collections, Insurance Proceeds, interest earnings in the Collection Account, and all Recoveries, (b) all amounts received by the Borrower in connection with the repurchase of an Ineligible Loan pursuant to Section 4.33, (c) any other funds received by or on behalf of the Borrower with respect to any Pledged Loan or Related Property, and (d) all payments received pursuant to any Hedging Agreement or Hedge Transaction, but excluding amounts in respect of any Retained Interest and Excluded Amounts.

“Commitment” means, with respect to each Bank, (i) the amount set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank’s Commitment after giving effect to such Assignment and Acceptance, as such amount may be reduced from time to time pursuant to Sections 2.11 and 2.12.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Computer Records” means the computer records generated by the Servicer or any subservicer that provide information relating to the Loans and that were used by the Borrower in selecting the Loans in the Collateral.

“Concentration Limits” means on any day, each of the following (calculated on the basis of a percentage of the Aggregate Outstanding Pledged Loan Balance):

(a) the sum of the Outstanding Loan Balances of Eligible Loans to Obligors whose chief executive office, principal business operations or principal business assets is in the same state shall not exceed 35%;

(b) the sum of the Outstanding Loan Balances of Eligible Loans to Obligors which are in the same Industry shall not exceed 10%;

(c) the sum of the Outstanding Loan Balances of Eligible Loans to any one Obligor shall not exceed the Large Loan Limit;

(d) the sum of the Outstanding Loan Balances of Eligible Loans the Obligors of which are Grade 2 Obligors shall not exceed 7.5%;

(e) the sum of the Outstanding Loan Balances of Eligible Loans that have interest: (i) due and payable monthly shall not be less than 50%; and (ii) due and payable less frequently than quarterly shall not be more than 0%.

(f) the sum of the Outstanding Loan Balances of Eligible Loans that are secured by a security interest in all assets of the related Obligor shall not be less than 75%;

(g) the sum of the Outstanding Loan Balances of Eligible Loans that have at least a portion of the monthly or quarterly interest that is due under such Loans payable on a current basis by the Obligors thereof in cash (or such Obligors shall have other Loans included as part of the Collateral that pay current monthly or quarterly interest on a current basis in cash) shall not be less than 100%;

(h) the sum of the Outstanding Loan Balances of each Eligible Loan which is a PIK Loan and which is either (a) a Fixed Rate Loan having a Loan Rate of less than 12% per annum or (b) a Floating Rate Loan having a Loan Rate of less than 9% per annum shall not exceed 0%;

(i) the sum of the Outstanding Loan Balances of Eligible Loans that have been outstanding 21 months or longer since the date such Loan was initially advanced to the related Obligor shall not exceed 25%;

(j) with respect to Agented Notes included within the Collateral, if any of the other notes of such Obligor which are part of the same syndicated loan transaction as Agented Notes included in the Collateral are included within a Securitization Transaction, the sum of the Outstanding Loan Balances of each Eligible Loan where the servicer under such Securitization Transaction is not the Borrower or American Capital Financial Services, Inc. or the trustee, collateral custodian or, if applicable, back up servicer is not Wells Fargo Bank, National Association (or another Person satisfactory to the Administrative Agent and the Required Banks in their sole discretion) shall not exceed 0%;

(k) the sum of the Outstanding Loan Balances of Eligible Loans that are Senior Loans or Senior B-Note Loans, shall not be less than 20%; and

(l) the sum of the Outstanding Loan Balances of Eligible Loans (included as part of the Collateral) evidenced by Agented Notes where the other notes of such Obligor which are part of the same syndicated loan transaction as such Agented Notes are held by Permitted Holders, shall not be less than 50% of the sum of the Outstanding Loan Balances of Eligible Loans (included as part of the Collateral) evidenced by Agented Notes. “Permitted Holder” shall mean: (i) the Borrower; (ii) American Capital Financial Services, Inc.; (iii) Wachovia Bank, National Association; and (iv) Wells Fargo Bank, National Association (or other Person reasonably acceptable to the Administrative Agent and Required Banks) in its capacity as a trustee under a Permitted Securitization so long as the servicer of the notes under such Permitted Securitization is the Borrower or American Capital Financial Services, Inc.

“Consolidated Debt” shall mean as of the date of any determination thereof, the aggregate unpaid amount of all Debt of Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of:

(A) Any surplus resulting from any write-up of assets subsequent to December 31, 2002 provided that Consolidated Tangible Net Worth shall include any write-ups of Portfolio Investments subsequent to December 31, 2002 to the extent such write-ups are required under GAAP;

(B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies and unamortized debt discount and expense;

(C) To the extent not included in (B) of this definition, any amount at which shares of Capital Stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries;

(D) Loans or advances to stockholders, directors, officers or employees; and

(E) To the extent not included in (B) of this definition, deferred expenses.

“Contractual Obligation” with respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Contributed Loans” means Loans which are contributed to the SPE Subsidiary as equity Investments therein pursuant to a Permitted Securitization Transaction; provided that a Loan shall not be a Contributed Loan so long as it is a Pledged Loan.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of capital stock, as determined by the Board of Directors of the Borrower and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Credit and Collection Policy” means those credit, collection, customer relation and service policies: (a) determined by the Borrower and the initial Servicer as of the date hereof relating to the Loans and related Loan Documents, described in Exhibit F, as the same may be amended or modified from time to time in accordance with subsection 7.09(g); and (b) with respect to any Successor Servicer, the collection procedures and policies of such person (as approved by the Administrative Agent and Required Banks) at the time such Person becomes Successor Servicer.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all principal amounts outstanding and owed to Persons other than the Borrower or any Subsidiary under the terms described in clause (a) of the definition of Permitted Securitization Transaction Obligations; (xi) all obligations, direct or indirect (absolute or contingent) of such Person to repurchase property or assets sold or otherwise transferred by such Persons; and (xii) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Deemed Collection” has the meaning set forth in subsection 2.13(b).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to any Syndicated Advance or any Swing Line Advance, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Syndicated Advance or any Swing Line Advance hereunder (irrespective of whether any such type of Advance is actually outstanding hereunder).

“Default Ratio” means with respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Collection Period, (a) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Defaulted Loans (excluding Charged-Off Loans) and (b) the denominator of which is equal to the decimal equivalent of a fraction the numerator of which is equal to the sum of (i) the Aggregate Outstanding Pledged Loan Balance as of the first day of such Collection Period and (ii) the Aggregate Outstanding Pledged Loan Balance as of the last day of such Collection Period and the denominator of which is 2.

“Defaulted Loan” means any Loan (that is not a Charged-Off Loan): (a) that is forty-five (45) days or more past due with respect to any interest or principal payments, (b) for which an Insolvency Event has occurred with respect to the related Obligor, (c) for which the related Obligor has suffered any Material Adverse Change, or (d) that is or otherwise should be considered a Defaulted Loan by the Servicer in accordance with the Credit and Collection Policy.

“Delinquent” means on any day with respect to any Loan, and any specified time period, (i) any payment, or portion thereof, due with respect thereto, has not been made by the Obligor of such Loan for the specified time period from the due date of such payment or (ii) other than with respect to any PIK Loans, the related Obligor is not paying any of the accrued and unpaid interest thereon on a current basis.

“Determination Date” means the last day of each Collection Period.

“Dividends” means for any period the sum of all dividends paid or declared during such period in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close; provided further that with respect to Wells Fargo Bank, National Association, “Domestic Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in North Carolina or Minnesota are authorized or required to close.

“Eligible Loan” means on any date of determination, any Pledged Loan that satisfies each of the following requirements:

(i) the Loan is evidenced by a promissory note that has been duly authorized and that, together with the related Loan Documents, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Loan to pay the stated amount of the Loan and interest thereon, and the related Loan Documents are enforceable against such Obligor in accordance with their respective terms;

(ii) the Loan was originated in accordance with the terms of the Credit and Collection Policy and arose in the ordinary course of the Borrower’s business from the loaning of money to the Obligor thereof;

(iii) the Loan is not a Defaulted Loan, and, for purposes of the initial Advance made with respect to such Loan, no payment or portion thereof is more than ten (10) days Delinquent;

(iv) the Obligor of such Loan has executed all appropriate documentation required by the Borrower;

(v) the Loan, together with the Loan Documents related thereto, is a “general intangible”, an “instrument”, a “payment intangible”, an “account”, or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(vi) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Loan have been duly obtained, effected or given and are in full force and effect;

(vii) any applicable taxes in connection with the transfer of such Loan have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Loan Documents in connection with the transfer of the Loan;

(viii) the Loan is denominated and payable only in Dollars in the United States;

(ix) the Loan bears some current interest (payable in cash), which is due and payable monthly or quarterly;

(x) the Loan, together with the Loan Documents related thereto, does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, predatory lending, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, USA Patriot Act, fair debt collection practices and privacy) and with respect to which no party to the Loan Documents related thereto is in material violation of any such Applicable Laws;

(xi) the Loan, together with the related Loan Documents, is fully assignable, (and, if such Loan is secured by an interest in real property, an Assignment of Mortgage has been delivered to the Collateral Custodian);

(xii) the Loan was documented and closed in accordance with the Credit and Collection Policy (including without limitation the relevant opinions), and there is only one current original promissory note that has been delivered to the Collateral Custodian, duly endorsed as collateral;

(xiii) the Loan and the Borrower’s interest in all related Collateral and Related Property are free of any Liens, except for Permitted Liens and all filings and other actions required to perfect the security interest of (a) the Administrative Agent, as agent for the Secured Parties, in the Collateral have been made or taken and (b) in the case of Agented Notes, the collateral agent, as agent for all noteholders of the related Obligor, in the Related Property, have been made or taken;

(xiv) the Loan has an original term to maturity of no more than one hundred twenty (120) months, and is either fully amortizing in installments (which installments need not be in identical amounts) over such term or the principal amount thereof is due in a single installment at the end of such term;

(xv) no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Loan;

(xvi) any Related Property with respect to such Loan is insured in accordance with the Credit and Collection Policy;

(xvii) the Loan Documents with respect to such Loan are complete in accordance with the Credit and Collection Policy;

(xviii) the Obligor with respect to such Loan is an Eligible Obligor;

(xix) such Loan does not represent payment obligations relating to capitalized interest, payment-in-kind interest or “put” rights;

(xx) the Loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor;

(xxi) the Obligor of such Loan has waived all rights of set-off and/or counterclaim against the Borrower and all assignees thereof;

(xxii) with respect to Agented Notes, the related Loan Documents (a) shall include a note purchase agreement containing provisions relating to the appointment and duties of a payment agent and a collateral agent and intercreditor and (if applicable) subordination provisions substantially similar to the forms provided to and approved by the Administrative Agent and attached hereto as Exhibit R, and (b) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof;

(xxiii) with respect to Agented Notes, the Borrower (or American Capital Financial Services, Inc., a wholly owned subsidiary of the Borrower) has been appointed the collateral agent of the security and the payment agent for all such notes prior to such Agented Note becoming a part of the Collateral;

(xxiv) with respect to Agented Notes, if the entity serving as the collateral agent of the security for all syndicated notes of the Obligor has or will change from the time of the origination of the notes, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the noteholders have been executed and filed or recorded as appropriate prior to such Agented Note becoming a part of the Collateral;

(xxv) with respect to Agented Notes, all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Loan Documents, and all required consents, if any, have been obtained with respect to, the Borrower’s assignment of the Agented Notes and the Borrower’s right, title and interest in the Related Property to the Borrower and the Administrative Agent’s security interest therein on behalf of the Secured Parties;

(xxvi) with respect to Agented Notes, the right to control the actions of and to replace the collateral agent and/or the paying agent of the syndicated notes is by the Note Majority;

(xxvii) with respect to Agented Notes, all syndicated notes of the Obligor of the same priority are cross-defaulted, the Related Property securing such notes is held by the collateral agent for the benefit of all holders of the syndicated notes and all holders of such notes (a) have an undivided interest in the collateral securing such notes, (b) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (c) may transfer or assign their right, title and interest in the Related Property;

(xxviii) with respect to Agented Notes, all terms and conditions set forth in the definition of “Agented Notes” are fully satisfied;

(xxix) the Loan is not a PIK Loan which is either: (a) a Fixed Rate Loan having a Loan Rate of less than 12% per annum or (b) a Floating Rate Loan having a Loan Rate of less than 9% per annum;

(xxx) with respect to Agented Notes, if any of the other notes of such Obligor which are part of the same syndicated loan transaction as Agented Notes included in the Collateral are included within a Securitization Transaction, the servicer under such Securitization Transaction must be the Borrower or American Capital Financial Services, Inc. and the trustee, collateral custodian and, if applicable, back-up servicer shall be Wells Fargo Bank, National Association (or another Person satisfactory to the Administrative Agent and the Required Banks in their sole discretion);

(xxxi) the Loan has not been modified or extended in any manner unless such modification or extension is made in the normal course of the Borrower’s business and as permitted by this Agreement; and

(xxxii) in the case of any Pledged Loan that is not included within the Collateral on the Closing Date, no more than 9 months have expired from the date such Loan was closed with the related Obligor (determined as of the initial Advance made hereunder with respect to such Loan).

“Eligible Obligor” means on any day, any Obligor that satisfies each of the following requirements at all times:

(i) such Obligor is not in the gaming, nuclear waste, bio-tech, natural resources or real estate industries;

(ii) such Obligor is not a natural person and is a legal operating entity, duly organized and validly existing under the laws of its jurisdiction of organization;

(iii) the business being financed by such Obligor has an Operating History of at least sixty (60) months from the date of its incorporation or formation;

(iv) such Obligor is not the subject of any Insolvency Event (and, as of the Funding Date on which such Loan became part of the Collateral, such Obligor has not experienced a Material Adverse Change);

(v) such Obligor is not an Affiliate of any other Obligor hereto (other than as a result of being an Affiliate of the Borrower);

(vi) no other Loan of such Obligor is Delinquent for more than forty-five (45) days;

(vii) such Obligor is not a Governmental Authority;

(viii) such Obligor is in compliance with all material terms and conditions of its Loan Documents;

(ix) such Obligor’s principal office and any Related Property are located in the United States;

(x) such Obligor is in compliance with the Large Loan Limit with respect to all Loans of such Obligor included within the Collateral;

(xi) at the time of initial funding of each Loan of such Obligor included within the Collateral, such Obligor is in compliance with the Interest Coverage Requirement; and

(xii) such Obligor has an Eligible Risk Rating.

“Eligible Risk Rating” means as of any date of determination, with respect to a designated Obligor, a risk rating of “Grade 2,” “Grade 3,” or “Grade 4.”

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary of the Borrower required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary of the Borrower or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Advance” means the Advances during Interest Periods when the Advances bear or are to bear interest at a rate based upon the London Interbank Offered Rate.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Amounts” means any Collections received with respect to repurchased Pledged Loans or Released Loans to the extent such Collections are attributable to a time after the effective date of such repurchase or release.

“Excluded Loan Assets” means (i) Excluded Loans and (ii) any Loans created or arising (x) after an Event of Default specified in (h) or (i) of Section 9.01, or (y) after termination of purchases under the Permitted Securitization Transaction Documents.

“Excluded Loans” means all Loans (including, without limitation, Pledged Loans) other than Purchased Loans and Contributed Loans.

“Existing Securitization Transaction” means: (i) the VFCC Loan Facility; (ii) the securitization evidenced by the 2000-1 Transaction Documents (as defined in the Intercreditor Agreement); (iii) the securitization evidenced by the 2002-1 Transaction Documents (as defined in the Intercreditor Agreement); (iv) the securitization evidenced by the 2002-2 Transaction Documents (as defined in the Intercreditor Agreement); (v) the securitization evidenced by the 2003-1 Transaction Documents (as defined in the Intercreditor Agreement); and (vi) the securitization evidenced by the 2003-2 Transaction Documents (as defined in the Intercreditor Agreement).

“Facility Amount” means on any date the aggregate amount of the Commitments of all of the Banks on such date after giving effect to any reductions pursuant to Section 2.11 and Section 2.12.

“Facility Termination Date” means the earliest to occur of: (i) the date of the occurrence of an Event of Default pursuant to Section 9.01; (ii) March 25, 2007; (iii) the Collection Date; (iv) that Domestic Business Day designated by the Borrower to the Administrative Agent as the “Facility Termination Date” at any time following two (2) Domestic Business Days written notice to the Administrative Agent; or (v) the date on which the VFCC Loan Funding Facility shall cease to be in full force and effect.

“Fair Market Value” means with respect to each Eligible Loan, if such Eligible Loan has been reduced in value on such date of determination below the original principal amount (other than as a result of the allocation of a portion of the original principal amount to warrants) the fair market value of such Eligible Loan as required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to the Borrower, to be determined by the Board of Directors of the Borrower and reviewed by its auditors.

“FATF” shall have the meaning set forth in Section 4.31.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to BB&T on such day on such transactions as determined by the Administrative Agent.

“Financing” shall mean (i) the VFCC Loan Funding Facility; and (ii) any transaction or series of transactions which supersedes or replaces the VFCC Loan Funding Facility in whole or in part.

“Fiscal Month” means any fiscal month of the Borrower.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Fixed Rate Loan” means a Pledged Loan that is other than a Floating Rate Loan.

“Fixed Rate Loan Percentage” means as of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Fixed Rate Loans as of such date and (ii) the denominator of which is equal to the Aggregate Outstanding Pledged Loan Balance as of such date.

“Floating Rate Loan” means a Pledged Loan where the interest rate payable by the Obligor thereof is based on the prime interest rate (daily rate) or the London interbank offered rate (thirty day rate), plus some specified interest percentage in addition thereto, and such Pledged Loan provides that such interest rate will reset immediately upon any change in the related prime interest rate or London interbank offered rate.

“Funding Date” means any Domestic Business Day on which a Syndicated Advance or Swing Line Advance is made.

“Funding Request” means a Borrower Notice requesting a Syndicated Advance or Swing Line Advance and including the items required by Sections 2.02 and 2.03.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles.

“Grade 1 Obligor” means as of any date of determination, an Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy, should have determined to be, classified as “Grade 1.”

“Grade 2 Obligor” means as of any date of determination, an Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy and subsection 7.09(l), should have determined to be, classified as “Grade 2.”

“Grade 3 Obligor” means as of any date of determination, any Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy, should have determined to be, classified as “Grade 3.”

“Grade 4 Obligor” means as of any date of determination, an Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy, should have determined to be, classified as “Grade 4.”

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect thereof, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“H.15” means Federal Reserve Statistical Release H.15.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedge Amount” means on any day, an amount equal to the aggregate amount of the Commitments on such day.

“Hedge Breakage Costs” means for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral” has the meaning set forth in subsection 5.40(b).

“Hedge Counterparty” means any Bank that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (ii) has a long-term unsecured debt rating of not less than “A-” by S&P and not less than “A-3” by Moody’s (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-2” by S&P and not less than “P-2” by Moody’s (“Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent pursuant to subsection 5.40(b) and (ii) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement or ceases to be a party to this Agreement, it shall transfer its rights and obligations under each Hedging Transaction to another Bank that meets the requirements of clause (a) and (b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Notional Amount” means the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to subsection 5.40(a), that have not matured, been terminated or cancelled.

“Hedge Percentage” means an amount equal to 50%.

“Hedge Transaction” means each interest rate swap transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to subsection 5.40(a) for the purpose of hedging interest rate risk for indebtedness under this Agreement and is governed by a Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.40, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in the form the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Indemnified Amounts” has the meaning set forth in Section 10.01.

“Indemnified Parties” has the meaning set forth in Section 10.01.

“Industry” means the industry of an Obligor as determined by reference to the four digit standard industry classification (SIC) codes.

“Initial Advance” means the first Advance made hereunder.

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Insurance Policy” means with respect to any Pledged Loan included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Pledged Loan.

“Insurance Proceeds” means any amounts payable or any payments made to the Borrower or to the Servicer on its behalf under any Insurance Policy.

“Intercreditor Agreement” means the Third Amended and Restated Intercreditor and Lockbox Administration Agreement, dated as of March 25, 2004, among Wells Fargo Bank, National Association, as the indenture trustee, Wachovia Capital Markets, LLC, as the conduit Administrative Agent, each Securitization Administrative Agent that from time to time executes a joinder thereto, the Administrative Agent and American Capital Strategies, Ltd., as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Interest” means for each Accrual Period and each Syndicated Advance and each Swing Line Advance outstanding during such Accrual Period, the sum of the products (for each day during such Accrual Period) of:

IR x P x    1

D

where

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of such Syndicated Advance or Swing Line Advance on such day; and

D	=	360.

provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collection Account” means the subaccount of the Collection Account into which all Interest Collections are deposited by the Borrower or the Servicer on behalf of the Borrower in accordance with Section 2.09.

“Interest Collections” means any and all amounts received on a Loan from or on behalf of any Obligors that are deposited into the Collection Account, or received by the Borrower or by the Servicer on behalf of the Borrower in respect of Loans, not constituting Principal Collections.

“Interest Coverage Requirement” means with respect to any Obligor, as of any date of determination, that the ratio of such Obligor’s earnings before interest and taxes to the total interest expense for all obligations of such Obligor (including capital lease obligations, interest rate protection agreements and other hedging agreements) determined on a consolidated basis without duplication, for such Obligor and its consolidated subsidiaries in accordance with GAAP, for the period of twelve consecutive months immediately following the first advance of such Loan (based on the Borrower’s projections of the Obligor’s performance) shall not be less than 1.00 to 1.00.

“Interest Expense” means, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Lease Obligations, interest rate protection agreements and other hedging agreements) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

“Interest Payment Date” shall mean the tenth day of each month.

“Interest Period” means a calendar month; provided that: (a) the initial Interest Period shall mean the period commencing on the Closing Date and ending on March 31, 2004, provided that the London Interbank Offered Rate shall be determined as if such Interest Period commenced on March 1, 2004; and (b) the last Interest Period under this Agreement shall end on the Facility Termination Date.

“Interest Rate” means for each Accrual Period and for each Syndicated Advance and each Swing Line Advance outstanding by a Bank for each day during such Accrual Period the rate of interest applicable to such Syndicated Advance or Swing Line Advance under the terms of this Agreement.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Large Loan Limit” means (a) $5,000,000, provided the Aggregate Outstanding Pledged Loan Balance is less than $100,000,000; and (b) $7,500,000, provided the Aggregate Outstanding Pledged Loan Balance is equal to or greater than $100,000,000.

“Lending Office” means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Expenses” means with respect to any Defaulted Loan or Charged-Off Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Borrower or on behalf of the Borrower by the Servicer (including amounts paid to any subservicer) in connection with the repossession, refurbishing and disposition of any related assets securing such Loan including the attempted collection of any amount owing pursuant to such Loan.

“Loan” means any senior or subordinate loan arising from the extension of credit to an Obligor by the Borrower in the ordinary course of the Borrower’s business (including, without limitation, all Add-On Loans, Revolving Loans, PIK Loans and Agented Notes, monies due or owing and all Interest Collections, Principal Collections and other amounts received from time to time with respect to such loan receivable and all Proceeds).

“Loan Documents” means with respect to any Loan the related promissory note and any related loan agreement, security agreement, mortgage, assignment of loans, all guarantees, note purchase agreement, intercreditor and/or subordination agreement, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such

Loan and related promissory note, including, without limitation, general or limited guaranties and, for each Loan secured by real property an Assignment of Mortgage, and for all Loans with a promissory note, an assignment (which may be by allonge), in blank, signed by an officer of the Borrower.

“Loan Rate” means for each Loan in a Collection Period, the current cash pay interest rate for such Pledged Loan in such period, as specified in the related Loan Documents.

“Lock-Box” means a post office box to which Collections are remitted for retrieval by the Lock-Box Bank and deposited by such Lock-Box Bank into the Lock-Box Account.

“Lock-Box Account” means account number                  maintained in the name of ACS Funding Trust I for the purpose of receiving Collections at the Lock-Box Bank.

“Lock-Box Agreement” means the Five Party Lockbox Agreement, dated as of August 8, 2002, by and among Wells Fargo Bank, N.A., Regulus West LLC, Wachovia Capital Markets, LLC, American Capital Strategies, Ltd. and ACS Funding Trust I, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Lock-Box Bank” means Wells Fargo Bank, N.A.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(c).

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Market Servicing Fee” has the meaning set forth in Section 7.27.

“Market Servicing Fee Differential” means on any date of determination, an amount equal to the positive difference between the Market Servicing Fee and Servicing Fee.

“Material Adverse Change” means with respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Adverse Effect” means with respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Servicer, the Borrower, the Backup Servicer or the Collateral Custodian, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Pledged Loans, (c) the rights and remedies of the Administrative Agent or any Secured Party under this Agreement or any Transaction Document or (d) the ability of the Servicer, the Borrower, the Backup Servicer or the Collateral Custodian to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority, or enforceability of the Administrative Agent’s or Secured Parties’ interest in the Collateral.

“Minimum Portfolio Yield” means 6.0%.

“Monthly Report” has the meaning set forth in subsection 7.17(a).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark to Market Amount” means with respect to each Hedge Counterparty under a Hedging Agreement entered into on or after March 25, 2004, as set forth on each Monthly Report for each Determination Date, the net amount that would be payable by the Borrower to such Hedge Counterparty if all Hedge Transactions of the Borrower with such Hedge Counterparty were being terminated as of such date, which amount (i) shall have been provided to the Servicer by such Hedge Counterparty for inclusion in each Monthly Report and (ii) shall have been determined by such Hedge Counterparty in good faith and in accordance with its usual business practices; provided, however, that such valuation will be based on a mid-market valuation of each such Hedge Transaction and as such is an indicative valuation calculation provided for purposes of determining the Availability and Required Advance Reduction Amount hereunder, it being understood that the net amount that would be payable in the event of any termination of any Hedge Transaction would be determined in accordance with the provisions of the applicable Hedging Agreement in the event of a termination due to an event of default or termination event and would be subject to market conditions at the time the applicable Hedge Transaction is terminated.

“Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

“Note Majority” means with respect to Agented Notes, the holders of the Agented Notes evidencing not less than 66 2/3% of the outstanding amount of all such notes issued by the Obligor.

“Notes” means the Swing Line Note and the promissory notes of the Borrower, substantially in the form of Exhibits B-1 and B-2 hereto, evidencing the obligation of the Borrower to repay the Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto and “Note” means any one of such Notes.

“Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Secured Parties, the Backup Servicer and the Collateral Custodian or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, any fee letter (including, without limitation, the Administrative Agents Fee Letter Agreement and the Backup Servicer and Collateral Custodian Fee Letter) delivered in connection with the transactions contemplated by this Agreement, any Transaction Document, or any Hedging Agreement, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. The term Obligations includes, without limitation, all Advances Outstanding, Interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, Hedge Breakage Costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents or under any Hedging Agreement.

“Obligor” means with respect to any Loan, the Person or Persons obligated to make payments pursuant to such Loan, including any guarantor thereof. For purposes of calculating any of the Concentration Limits, all Loans included in the Collateral or to become part of the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor, for example, if Corporation A is an Affiliate of Corporation B; and the aggregate Outstanding Loan Balance of all of Corporation A’s Loans in the Collateral constitutes 10% of the Aggregate Outstanding Pledged Loan Balance and the aggregate Outstanding Loan Balance of all Corporation B’s Loans in the Collateral constitute 10% of the Aggregate Outstanding Pledged Loan Balance, the Obligor concentration for Corporation A would be 20% and the Obligor concentration for Corporation B would be 20%.

“Officer’s Certificate” means a certificate signed by any officer of the Borrower or the Servicer, as the case may be, and delivered to the Backup Servicer and the Administrative Agent.

“Operating History” means with respect to any specified Person, the time since the date of such Person’s incorporation or formation that it has continuously operated its business; provided, however, the Operating History of any Person, newly formed as a result of a merger of two or more Persons or as a result of the acquisition of one or more Persons by a newly formed Person (“Merged Parties”) shall be based on the weighted average (by relative sales) of the Operating Histories of the Merged Parties (excluding for such purposes, entities that are created only for the purpose of being acquisition entities), for example, if Corporation A with sales of $10 million has an Operating History of four years and Corporation B with sales of $20 million has an Operating History of eight years, merge to form NEWCO, the Operating History of NEWCO will be 6.67 years.

“Opinion of Counsel” means a written opinion of external counsel, who may be external counsel for the Borrower or the Servicer, as the case may be, and who shall be reasonably acceptable to the Administrative Agent.

“Outstanding Loan Balance” means with respect to any Loan, as of any date of determination, the total remaining amounts of principal payable by the Obligor thereof exclusive of (a) interest payments and (b) Accreted Interest.

“Participant” has the meaning set forth in Section 13.07(b).

“Paying Agent” means American Capital Strategies, Ltd., in its capacity as Servicer and any Successor Servicer.

“Payment Date” means the tenth (10th) day of each calendar month or, if such day is not a Domestic Business Day, the next succeeding Domestic Business Day, commencing April 10, 2004.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means any one or more of the following types of investments:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and that have a maturity of not more than two hundred seventy (270) days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than two hundred seventy (270) days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than two hundred seventy (270) days from the date of acquisition) denominated and payable in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated “A-1” by S&P and “P-1” by Moody’s;

(d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least “A-1” by S&P and “P-1” by Moody’s; and,

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than three hundred sixty-five (365) days of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least “A-1” by S&P and “P-1” by Moody’s.

“Permitted Liens” means (a) with respect to the Loans, Liens in favor of the Administrative Agent, as agent for the Secured Parties, created pursuant to this Agreement, and (b) with respect to the Borrower’s interest in the related Collateral, any of the following as to which no enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced: (i) materialmen’s, warehousemen’s, mechanics’ and other liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) Liens for state, municipal and other local taxes if such taxes are not at the time due and payable or if the Obligor shall currently be contesting the validity thereof in good faith by appropriate proceedings, (iii) Liens held by senior lenders with respect to subordinated Pledged Loans, (iv) Liens created pursuant to this Agreement in favor of the Administrative Agent, on behalf of the Secured Parties, and (v) with respect to Agented Notes, Liens in favor of the collateral agent on behalf of all noteholders of the related Obligor.

“Permitted Securitization Transaction” means any transaction or series of transactions that may be entered into by the Borrower and its Subsidiaries pursuant to which the Borrower and/or its Subsidiaries may sell, convey or otherwise transfer to a SPE Subsidiary and such SPE Subsidiary may grant a security interest in, any Permitted Securitization Transaction Assets (whether now existing or arising in the future); provided that:

(A) no Default or Event of Default has occurred and after giving effect to such Permitted Securitization Transaction no Default or Event of Default shall occur;

(B) the Borrower serves as the servicer of such Permitted Securitization Transaction and Wells Fargo Bank, National Association (or another Person satisfactory to the Administrative Agent and the Required Banks in their sole discretion), serves as collateral custodian and trustee (and if applicable, back up servicer) of such Permitted Securitization Transaction all upon terms substantially similar to the terms of the Existing Securitization Transactions;

(C) no portion of the indebtedness or any other obligations (contingent or otherwise) of a SPE Subsidiary or other Person (i) is guaranteed by the Borrower or its Subsidiaries (excluding Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or its Subsidiaries (other than the SPE Subsidiary) for payment other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or its Subsidiaries (other than the SPE Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings; and

(D) the Borrower and its Subsidiaries (other than the SPE Subsidiary) do not have any obligation to maintain or preserve the financial condition of the SPE Subsidiary, or any other Person or cause such entity to achieve certain levels of operating results.

“Permitted Securitization Transaction Assets” means (a) all Purchased Loans and Contributed Loans transferred by the Borrower or its Subsidiaries (including the SPE Subsidiary) pursuant to the Permitted Securitization Transaction Documents; provided, however, that the term “Permitted Securitization Transaction Assets” shall not include any Excluded Loan Assets, (b) all Permitted Securitization Transaction Related Assets, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (a) and (b).

“Permitted Securitization Transaction Documents” means (x) a loan purchase agreement, servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Permitted Securitization Transaction Assets, in each case as amended, modified, supplemented or restated and in effect from time to time entered into by the Borrower and/or its Subsidiaries (including the SPE Subsidiary), and (y) each other instrument, agreement and other document entered into by the Borrower or its Subsidiaries (including the SPE Subsidiary) relating to the transactions contemplated by the items referred to in clause (x) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Permitted Securitization Transaction Obligations” means (a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount from the Permitted Securitization Transaction Assets, and (b) related obligations of the Borrower and/or its Subsidiaries (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions) and other Standard Securitization Undertakings.

“Permitted Securitization Transaction Related Assets” means, with respect to Purchased Loans and Contributed Loans (but not Excluded Loans), (i) rights of the seller or contributor thereof under the documentation governing or relating to such Loans, including all contracts pursuant to which any account party or other party is obligated to make payment on any such Loans, and all related purchase orders, invoices and other agreements, documents, books, records and other media for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property), and (ii) all proceeds of all of the foregoing, including all funds received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect thereof or otherwise applied to repay or discharge any such Loans (including insurance payments applied in the ordinary course of business to amounts owed in respect of such Loans and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Loans) or other collateral or property of the account party or other party directly or indirectly liable for payment of such Loans, and any lockboxes or accounts in which such proceeds are deposited.

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“PIK Loan” means a Loan to an Obligor, which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of interest on a monthly or quarterly basis, which cash payment shall be treated as Interest Collections at the time it is received.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pledge Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of March 25, 2004, among American Capital Strategies, Ltd., ACS Funding Trust I, Branch Banking and Trust Company, as Administrative Agent and as agent for the secured parties under this Agreement, Wells Fargo Bank, National Association, as escrow agent and each party that from time to time executes a joinder thereto, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Pledged Loan” means all Loans of the Borrower (whether or not any such loan is classified as an Eligible Loan) as to which from time to time the Underlying Note or other Loan Documents relating to any such Loan (or a copy of such Underlying Note or other Loan Documents) has been (or is contractually required to be) delivered to or otherwise has come into the possession, custody or control of the Administrative Agent, the Collateral Custodian or one of the other Secured Parties (including, without limitation a third party on behalf of the Administrative Agent, Collateral Custodian or one of the other Secured Parties), including without limitation, all Loans identified from time to time on the Pledged Loan List (whether or not the Underlying Note or other Loan Documents (or copies thereof) relating to any such Loan identified on the Pledged Loan List has been delivered or otherwise is in the possession, custody or control of the Administrative Agent, the Collateral Custodian or one of the other Secured Parties (or a third party on their behalf)), and all Loans that any of the Secured Parties have included in the Collateral for purposes of making an Advance.

“Pledged Loan Documents” means the Loan Documents with respect to any Pledged Loan.

“Pledged Loan File” means with respect to any Pledged Loan, each of the Pledged Loan Documents related thereto.

“Pledged Loan List” means the Pledged Loan List provided by the Borrower to the Administrative Agent and the Collateral Custodian in connection with each Syndicated Advance or Swing Line Advance or as new Eligible Loans are added to the Collateral, initially as set forth in Schedule II hereto (which shall set forth a description of each Loan in the Collateral including without limitation the name of the Obligor of each of such Loan, the principal amount and type of each such Loan, the funding date of each such Loan and the maturity date of the Loan), as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

“Portfolio Investments” means Investments made by the Borrower in the ordinary course of business and consistently with practices existing on December 31, 2003 in a Person that is accounted for under GAAP as a portfolio Investment of the Borrower.

“Portfolio Yield” means as of each Determination Date, the annualized percentage equivalent of a fraction (a) the numerator of which is equal to all Interest Collections deposited in the Collection Account during the related Collection Period minus the sum of (i) the Interest, (ii) the Servicing Fee, if any, (iii) Unutilized Fee, (iv) net payments due or payable pursuant to the Hedging Agreement, (v) the Backup Servicer Fees and (vi) the Collateral Custodian Fees and (b) denominator of which is equal to the Aggregate Outstanding Pledged Loan Balance as of the first day of the related Collection Period.

“Prepaid Loan” means any Loan (other than a Charged-Off Loan) that was terminated or has been prepaid in full or in part prior to its scheduled maturity date.

“Prime Rate” refers to that interest rate so denominated and set by BB&T from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by BB&T. BB&T lends at interest rates above and below the Prime Rate.

“Principal Collection Account” means the subaccount of the Collection Account into which all Principal Collections are deposited by the Borrower or by the Servicer on its behalf in accordance with Section 2.09.

“Principal Collections” means any and all amounts received in respect of any principal due and payable under any Loan from or on behalf of Obligors that are deposited into the Principal Collection Account, or received by the Borrower or the Servicer on behalf of the Borrower in respect of Loans, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment and applied to reduce the Outstanding Loan Balance of a Loan in accordance with the Credit and Collection Policy.

“Proceeds” means with respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any Insurance Policy relating to such Collateral.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary of the Borrower, wherever located.

“Pro Rata Share” of any amount means, with respect to any Bank at any time, the product of such amount times a fraction the numerator of which is the amount of such Bank’s Commitment at such time and the denominator of which is the aggregate amount of the Commitments of all of the Banks at such time.

“Purchased Loans” means Loans which are actually purchased pursuant to the Permitted Securitization Transaction Documents, for a purchase price determined pursuant thereto; provided that a Loan shall not be a Purchased Loan so long as it is a Pledged Loan.

“Quarterly Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Records” means with respect to any Loans, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Loan Documents.

“Recoveries” means with respect to any Defaulted Loan or Charged-Off Loan, proceeds of the sale of any Related Property, proceeds of any related Insurance Policy, and any other recoveries with respect to such Loan and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Loan.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Facility Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Related Property” means with respect to any Loan, any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Loan.

“Released Amounts” means with respect to any payment or Collection received with respect to any Loan on any Domestic Business Day (whether such payment or Collection is received by the Servicer or the Borrower), an amount equal to that portion of such payment or collection constituting Excluded Amounts or Retained Interest.

“Released Loan” has the meaning set forth in Section 2.17.

“Reporting Date” means the date that is three (3) Domestic Business Days prior to each Payment Date.

“Required Advance Reduction Amount” means on any day, an amount equal to the positive difference, if any, of (a) the sum of: (i) Advances Outstanding on such day and (ii) the Aggregate Net Mark to Market Amount on such day, minus (b) the lesser of (i) the Borrowing Base on such day and (ii) the Facility Amount.

“Required Banks” means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Notes.

“Required Reports” means collectively, the Monthly Report, the Servicer’s Certificate and the quarterly and annual financial statements of the Servicer required to be delivered to the Borrower, the Administrative Agent and the Backup Servicer pursuant to Section 7.17 hereof.

“Responsible Officer” means as to any Person, any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Borrower’s capital stock.

“Retained Interest” means with respect to each Loan, the following interests, rights and obligations in such Loan and under the associated Loan Documents, which are being retained by the Borrower: (a) all of the obligations, if any, to provide additional funding with respect to such Loan, (b) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Loan, (c) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan that relate to such portion(s) of the indebtedness that is owned by another lender (other than the Borrower), (d) any unused, commitment or similar fees associated with the additional funding obligations that are not being transferred in accordance with clause (a) of this definition, (e) any agency or similar fees associated with the rights and obligations of the agent that are not being transferred in accordance with clause (b) of this definition, and (f) any advisory, consulting or similar fees due from the Borrower associated with services provided by the agent that are not being transferred in accordance with clause (b) of this definition.

“Retransfer Amount” has the meaning set forth in Section 4.33.

“Revolving Loan” means any Loan that is a line of credit or other similar extension of credit by the Borrower where the Borrower’s commitment under such Loan is not fully funded and/or the proceeds of such Loan may be repaid and reborrowed.

“Revolving Period” means the period commencing on the Closing Date and ending on the day immediately preceding the Revolving Period Termination Date.

“Revolving Period Termination Date” means the earliest to occur of (a) the date of the occurrence of an Event of Default pursuant to Section 9.01, (b) March 25, 2005, and (c) the Facility Termination Date.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“Rolling Three-Month Charged-Off Ratio” means for any day, the percentage equivalent of a fraction (a) the numerator of which is equal to the sum of the three (3) most recent Charged-Off Ratios and (b) the denominator of which is equal to three (3).

“Rolling Three-Month Default Ratio” means for any day, the percentage equivalent of a fraction (a) the numerator of which is equal to the sum of the three (3) most recent Default Ratios and (b) the denominator of which is equal to three (3).

“Rolling Three-Month Portfolio Yield” means for any day, the percentage equivalent of a fraction the numerator of which is equal to the sum of the three (3) most recent Portfolio Yields and the denominator of which is equal to three (3).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Scheduled Payment” means on any Determination Date, with respect to any Loan, each monthly or quarterly payment (whether principal, interest or principal and interest) scheduled to be made by the Obligor thereof after such Determination Date under the terms of such Loan.

“Secured Party” means (a) the Banks and the Swing Line Lender, (b) the Administrative Agent, and (c) each Hedge Counterparty that is either a Bank, the Administrative Agent or an Affiliate of the Administrative Agent that executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

“Securitization Transaction” means any financing transaction undertaken by the Borrower or an Affiliate of the Borrower that is secured, directly or indirectly, by a Loan or any portion thereof or interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

“Senior B-Note Loan” means any multilender Loan that (i) is secured by a first or second priority Lien on all the Obligor’s assets constituting collateral for the Loan and (ii) contains provisions that, upon the occurrence of a payment default under the related Loan Documents or in the case of any liquidation or foreclosure on the related collateral, the Borrower’s portion of such Loan would be paid only after certain other lenders party to such Loan are paid in full.

“Senior Loan” means any Loan that (i) is secured by a first priority Lien on all of the Obligor’s assets constituting collateral for the Loan and (ii) provides that the payment obligation of the related Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor.

“Servicer” means American Capital Strategies, Ltd., a Delaware corporation, in its capacity as the Servicer hereunder, and its successors and permitted assigns.

“Servicer Termination Event” has the meaning set forth in Section 7.25.

“Servicer Termination Notice” has the meaning set forth in Section 7.25.

“Servicer’s Certificate” has the meaning set forth in subsection 7.17(b).

“Servicing Duties” has the meaning set forth in Section 7.02.

“Servicing Fee” means for each Payment Date, an amount equal to the sum of the products, for each day during the related Collection Period, of (a) a fraction, the numerator of which is the sum of (i) the Aggregate Outstanding Pledged Loan Balance as of the first day of such Collection Period plus (ii) the Aggregate Outstanding Pledged Loan Balance as of the last day of such Collection Period, and the denominator of which is two, (b) the Servicing Fee Rate, and (c) a fraction, the numerator of which is 1 and the denominator of which is 360.

“Servicing Fee Rate” means a rate equal to 1.0% per annum; provided however so long as the Servicer is American Capital or an Affiliate of American Capital (including without limitation, American Capital Financial Services, Inc.) the Servicing Fee Rate shall be zero.

“Servicing Records” means all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Loans and the related Obligors.

“SPE Subsidiary” means a special purpose corporation that is a wholly owned subsidiary of the Borrower, created for the sole purpose of, and whose only business shall be, acquisition of Permitted Securitization Transaction Assets pursuant to a Permitted Securitization Transaction and those activities incidental to the Permitted Securitization Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or its Subsidiaries (other than the SPE Subsidiary) that are reasonably customary in securitization transactions and substantially similar to the representations, warranties, covenants and indemnities entered into by the Borrower and its Subsidiaries in connection with the Existing Securitization Transactions, as reasonably determined in good faith by the Administrative Agent.

“Stockholders Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subordinated Debt” means Debt of the Borrower that is fully subordinated, without qualification or contingency and otherwise in right of payment, in right to participate in liquidating distributions and in all other respects to the obligations and indebtedness now or hereafter owed by the Borrower to the Administrative Agent and the Banks, or either of them, all pursuant to instruments satisfactory in form and substance to the Administrative Agent and the Required Banks.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the

Borrower; provided, however, the term “Subsidiary” shall not include any Person that constitutes a Portfolio Investment.

“Successor Servicer” means any successor or assign of the Servicer or any party who assumes the obligations of the Servicer or otherwise becomes the Servicer under this Agreement.

“Supplemental Interests” means with respect to any Loan, any warrants, equity or other equity interests or interests convertible into or exchangeable for any such interests received by the Borrower in connection with such Loan.

“Swing Line Advance” means an advance made by the Swing Line Lender pursuant to Section 2.03 hereof.

“Swing Line Lender” means BB&T, in its capacity as Swing Line Lender hereunder and its successors and permitted assigns in such capacity.

“Swing Line Note” means the promissory note of the Borrower, substantially in the form of Exhibit B-2 hereto, evidencing the obligation of the Borrower to repay the Swing Line Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Syndicated Advance” shall mean an advance made to the Borrower under this Agreement pursuant to Section 2.02. Syndicated Advances shall at all times be Euro-Dollar Advances, unless such Syndicated Advance is to be a Base Rate Advance pursuant to Article XII herein.

“Tape” has the meaning set forth in subsection 7.13(b)(ii).

“Taxes” has the meaning set forth in Section 2.15(c).

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Total Unused Commitments” means at any date, an amount equal to: (A) the aggregate amount of the Commitments of all of the Banks at such time, less (B) the sum of: (i) the aggregate outstanding principal amount of the Syndicated Advances of all of the Banks at such time; and (ii) the aggregate outstanding principal amount of all Swing Line Advances.

“Transaction Documents” means this Agreement, all Hedging Agreements, the Intercreditor Agreement, the Pledge Agreement, the Lock-Box Agreement, the Notes, the Administrative Agent’s Fee Letter Agreement, the Backup Servicer and Collateral Custodian Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transferee” has the meaning set forth in Section 13.07(d).

“Transition Costs” means the reasonable costs and expenses incurred by the Backup Servicer in transitioning to Servicer; provided, however, in no event shall such Transition Costs exceed $100,000.00 in the aggregate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underlying Note” means the promissory note of an Obligor evidencing a Pledged Loan.

“United States” means the United States of America.

“Unused Commitment” means at any date, with respect to any Bank, an amount equal to its Commitment less the aggregate outstanding principal amount of its Advances (excluding Swing Line Advances).

“Unutilized Fee” has the meaning set forth in Section 2.10.

“VFCC Loan Funding Facility” means that certain credit facility evidenced by the Amended and Restated Loan Funding and Servicing Agreement dated as of June 13, 2003 among ACS Funding Trust I, as borrower, American Capital Strategies, Ltd., as servicer, Variable Funding Capital Corporation, as a conduit lender, Wachovia Capital Markets, LLC, as Deal Agent, Wachovia Bank, National Association, as the swing line lender, Wells Fargo Bank, National Association (as successor-by-merger to Wells Fargo Bank, Minnesota, National Association), as the backup servicer and as the collateral custodian (as amended from time to time).

“Warranty Event” occurs as to any Loan included as part of the Collateral, if any representation or warranty herein relating to such Loan was not true and correct in any material respect when made and such breach is not cured within the relevant cure period.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Transaction Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Transaction Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments to Make Syndicated Advances. (a) Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Advances to the Borrower from time to time during the Revolving Period; provided that, immediately after each such Syndicated Advance is made, the aggregate outstanding principal amount of Syndicated Advances by such Bank together with such Bank’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Advances shall not exceed the amount of its Commitment, provided further that the aggregate principal amount of all Syndicated Advances, together with the aggregate principal amount of all Swing Line Advances, shall not exceed the lesser of: (a) the Facility Amount at such time, and (b) the Borrowing Base. Except as otherwise provided in an ACL Agreement, each Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the Unused Commitments less the amount of any outstanding Swing Line Advances) and shall be made from the several Banks ratably in proportion to their respective Commitments; provided, however, in no event shall: (A) a Borrowing hereunder be in an aggregate principal amount in excess of an amount equal to the Availability as of the date of such Borrowing; or (B) a Borrowing be made on any date on which the Required Advance Reduction Amount is greater than zero. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.13, prepay Syndicated Advances and reborrow under this Section at any time before the Revolving Period Termination Date.

(b) Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time from the Closing Date until the Revolving Period Termination Date, to increase the total Commitments by an amount up to $30,000,000 (for a total Commitment, assuming no reductions, of $100,000,000) in the aggregate. The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from existing Banks or from other banks or other financial institutions, in each case in accordance with the terms set forth below, (ii) the Commitment of any Bank may not be increased without the prior written consent of such Bank, (iii) any increase in the aggregate Commitments shall be in a minimum principal amount of $10,000,000, (iv) the Borrower, Servicer, Backup Servicer, Collateral Custodian and Banks shall execute an acknowledgement in form and content satisfactory to the Administrative Agent to reflect the revised Commitments, (the Banks, Servicer, Backup Servicer, and Collateral Custodian do hereby agree to execute such acknowledgement unless the acknowledgement purports to increase the Commitment of a Bank without such Bank’s consent), (v) the Borrower shall execute such Notes as are necessary to reflect the increase in the Commitments, (vi) if any Advances are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Advances (including payment of any break-funding amount owing under Section 12.05) as necessary to give effect to the revised commitment percentages and outstandings of the Banks, and (vii) the conditions set forth in Section 3.02 shall be true and correct. The amount of any increase in the Commitments hereunder shall be offered first to the existing Banks, and in the event the additional commitments which existing Banks are willing to take shall exceed the amount requested by the Borrower, such excess shall be allocated in proportion to the commitments of such existing Banks willing to take additional commitments. If the amount of the additional commitments requested by the Borrower shall exceed the additional commitments which the existing Banks are willing to take, then the Borrower may invite other banks and financial institutions reasonably acceptable to the Administrative Agent to join this Agreement as Banks hereunder for the portion of commitments not taken by existing Banks, provided that such other banks and financial institutions shall enter into such joinder agreements to give effect thereto as the Administrative Agent, Borrower, Servicer, Backup Servicer, Collateral Custodian and the Borrower may reasonably request.

SECTION 2.02. Method of Borrowing Syndicated Advances. (a) Subject to the limitations set forth in Section 2.01, the Borrower may request a Syndicated Advance from the Banks by delivering to the Administrative Agent at certain times the information and documents set forth in this Section 2.02.

(b) No later than 2:00 p.m. (Washington, D.C. time) two (2) Domestic Business Days prior to the proposed Funding Date, the Borrower shall notify the Collateral Custodian by delivery to the Collateral Custodian, the Administrative Agent of written notice of such proposed Funding Date. Subject to the Borrower’s receipt of a written request from the Administrative Agent (which the Administrative Agent shall provide upon the request of any Bank), the Borrower (or the Servicer on behalf of the Borrower) shall deliver to the Administrative Agent a credit report and transaction summary for each Pledged Loan that is the subject of the proposed Syndicated Advance setting forth the credit underwriting by the Borrower of such Proposed Loan, including, without limitation, a description of the Obligor and the Pledged Loan transaction.

(c) No later than 2:00 p.m. (Washington, D.C. time) two (2) Domestic Business Days prior to the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver to the Administrative Agent, the Swing Line Lender (if required pursuant to Section 2.03) and the Collateral Custodian a duly completed Funding Request (along with a Borrowing Base Certificate). Each Funding Request (along with a Borrowing Base Certificate) shall (i) specify the aggregate amount of the requested Syndicated Advance, which shall be in an amount equal to at least $1,000,000, (ii) specify the date of the requested Syndicated Advance, (iii) specify the amount of Advances Outstanding, (iv) include a representation that all conditions precedent for a funding have been met, (v) include a calculation of the Borrowing Base as of the date the Syndicated Advance is requested, and (vi) include an updated Pledged Loan List including each Pledged Loan that is subject to the requested Syndicated Advance. Any Funding Request shall be irrevocable.

(d) No later than 2:00 p.m. (Washington, D.C. time) on the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver to the Administrative Agent and the Collateral Custodian the following:

(i) a wire disbursement and authorization form; and

(ii) a certification substantially in the form of Exhibit H from outside counsel to the Borrower concerning the Collateral Custodian’s receipt of certain documentation relating to the funding of Eligible Loan(s) related to such Syndicated Advance.

(e) Except as provided in Section 2.02(g) of this Agreement, upon receipt of a Funding Request, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such Borrowing and such Funding Request shall not thereafter be revocable by the Borrower.

(f) Except as provided in Section 2.02(g) of this Agreement, not later than 1:00 P.M. (Washington, D.C. time) on the date of each Borrowing, each Bank shall (except as provided in subsection (g) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Washington, D.C., to the Administrative Agent at its address referred to in or specified pursuant to Section 13.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make available to the Borrower in Federal or other funds immediately available at the Administrative Agent’s address in Washington, D.C. not later than 2:00 p.m. (Washington, D.C. time) an amount equal to the lesser of: (x) the amount requested by the Borrower for such Syndicated Advance; (y) an amount equal to the Availability on such Funding Date; and (z) the funds so received by the Administrative Agent from the Banks. Unless the Administrative Agent receives notice from a Bank, at the Administrative Agent’s address referred to in Section 13.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Bank will not make a Syndicated Advance in connection with such Borrowing, the Administrative Agent shall be entitled to assume that such Bank will make a Syndicated Advance in connection with such Borrowing and, in reliance on such assumption, the Administrative Agent may (but shall not be obligated to) make available such Bank’s ratable share of such Borrowing to the Borrower for the account of such Bank. If the

Administrative Agent makes such Bank’s ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Borrowing available on such date, the Administrative Agent shall be entitled to recover such Bank’s ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Administrative Agent), together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06 for each such day during such period, provided that any such payment by the Borrower of such Bank’s ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Syndicated Advance included in such Borrowing for purposes of this Agreement.

(g) At the Administrative Agent’s option and to facilitate the efficient administration of this Agreement, the Administrative Agent shall be entitled to make settlements and adjustments on a weekly basis provided that: (1) all Borrowings, Syndicated Advances and all payments of principal with respect to such Borrowings and Syndicated Advances shall be shared by the Banks ratably in proportion to their Commitments and in accordance with this Agreement; and (2) all funds advanced by the Administrative Agent under this Agreement and all funds received by the Administrative Agent under this Agreement shall be made or received, as the case may be, by the Administrative Agent, as agent on behalf of the Banks and shall not constitute separate loans or advances made by the Administrative Agent. Unless the Administrative Agent receives notice from a Bank, at the Administrative Agent’s address referred to in Section 13.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Bank will not make a Syndicated Advance in connection with such Borrowing, the Administrative Agent may assume that each Bank will make a Syndicated Advance in connection with each Borrowing and, in reliance on such assumption, the Administrative Agent may make available such Bank’s ratable share of such Borrowing to the Borrower for the account of such Bank. In the event Administrative Agent elects to make settlements and adjustments on a weekly basis, no later than 11:00 A.M. (Washington, D.C. time) on Friday of each week the Administrative Agent shall advise each Bank of its ratable share of the Borrowings and payments made or received by the Administrative Agent for the period ending on the immediately preceding Wednesday. No later than 2:00 P.M. (Washington, D.C. time) on such Friday the Administrative Agent and Banks shall effect payments (and credits) so that all Borrowings, Syndicated Advances and payments with respect to the Borrowings are shared by the Banks ratably; provided, however, at any time, upon the request of the Administrative Agent, each Bank shall, make its ratable share of any Borrowing available to the Administrative Agent on demand but in no event later than one Domestic Business Day following the Administrative Agent’s demand; and (2) the Administrative Agent shall be entitled to recover such Bank’s ratable share of each Borrowing from such Bank, together with interest thereon for each day during the period from the date of any such demand until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06. Each Bank’s obligation under this Section 2.02(g) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Administrative Agent requesting such adjustment or payment or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement or any of the other Transaction Documents by the Borrower or any other Bank; or (v) any other circumstance, happening or event whatsoever whether or not similar to any of the foregoing.

SECTION 2.03. Swing Line Advances. (a) The Borrower may, during the Revolving Period, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender may in its sole and absolute discretion, during the Revolving Period, make, Swing Line Advances to the Borrower, in an aggregate principal amount at any one time outstanding, not exceeding $5,000,000 (the “Swing Line Cap”), provided that: (1) the aggregate principal amount of all Swing Line Advances, together with the aggregate principal amount of all outstanding Syndicated Advances, at any one time outstanding shall not exceed the lesser of: (i) the Facility Amount at such time; and (ii) an amount equal to the Borrowing Base at such time; and (2) the aggregate principal amount of all Swing Line Advances and Syndicated Advances of the Swing Line Lender will not exceed the amount of its Commitment; and the aggregate amount of such Swing Line Advance shall be at least $500,000 (or in larger multiples of $100,000) and shall not be in a principal amount in excess of an amount equal to the Availability as of the date of such Swing Line Advance. No Swing Line Advance shall be made on any date that: (1) the Required Advance Reduction Amount is greater than zero; or (2) the Swing Line Lender has actual knowledge of the existence of an Event of Default.

(b) Subject to the limitations set forth in Section 2.03(a) and except as may otherwise be agreed upon by the Swing Line Lender and the Borrower, the Borrower may request a Swing Line Advance from the Swing Line Lender by delivering to (i) the Administrative Agent and the Swing Line Lender a Swing Line Funding Request substantially in the form of Exhibit A-2 hereto and (ii) the Administrative Agent, the Swing Line Lender and the Collateral Custodian a duly completed Funding Request (along with a Borrowing Base Certificate) in accordance with Section 2.02 and each of the other documents and other information as required under any of the times set forth in Section 2.02. Each Swing Line Funding Request shall include a completed Borrowing Base Certificate and the Tape updated to the date of such Swing Line Funding Request. Each Swing Line Funding Request (along with the Borrowing Base Certificate) and Tape must be received by the Administrative Agent and the Swing Line Lender and each related Funding Request (along with a Borrowing Base Certificate) must be received by the Administrative Agent no later than 1:00 p.m. (Washington, D.C. time) on the Domestic Business Day for which such Swing Line Advance is requested. If any Swing Line Funding Request (or Borrowing Base Certificate) or Tape is received by the Administrative Agent and the Swing Line Lender, or if any related Funding Request (or Borrowing Base Certificate) is received by the Administrative Agent, after 1:00 p.m. (Washington, D.C. time) on the Domestic Business Day for which such Swing Line Advance is requested or on a day that is not a Domestic Business Day, such Swing Line Funding Request (or Borrowing Base Certificate) or Tape, or such related Funding Request (or Borrowing Base Certificate), shall be deemed to be received by the Administrative Agent and the Swing Line Lender or the Administrative Agent at 9:00 a.m. on the next following Domestic Business Day. Each such Swing Line Funding Request (along with a Borrowing Base Certificate) shall (i) specify the aggregate amount of the requested Swing Line

Advance, which shall be in an amount as specified in Section 2.03(a), (ii) specify the date of the requested Swing Line Advance, and (iii) include a representation that all conditions precedent for a funding have been met. Any Swing Line Funding Request shall be irrevocable.

(c) Except as may otherwise be agreed upon by the Swing Line Lender and the Borrower, the Swing Line Lender shall make the amount of such Swing Line Advance available to the Borrower on such date by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Swing Line Lender. Subject to the limitations contained in this Agreement, the Borrower may borrow under this Section 2.03, prepay and reborrow under this Section 2.03 at any time before the Revolving Period Termination Date.

(d) The Banks hereby agree that if the Swing Line Lender funds any Swing Line Advance, the Banks shall reimburse the Swing Line Lender for such Swing Line Advance not later than one (1) Domestic Business Day(s) after the Swing Line Lender requests such reimbursement of a Swing Line Advance. Such reimbursement shall be accomplished by the Banks remitting to the Swing Line Lender at the Swing Line Lender’s Account or such other account as designated in writing by the Swing Line Lender the amount (up to the amount of the outstanding Swing Line Advance) that the Banks otherwise would be required to remit to the account designated by the Borrower pursuant to subsection 2.02 in connection with the Advance being made on the date of such reimbursement. The Borrower and the Servicer hereby authorize and instruct the Banks to reimburse the Swing Line Lender in such manner.

(e) In furtherance and not in limitation of the terms of Section 2.03(d), at any time, upon the request of the Swing Line Lender, each Bank other than the Swing Line Lender shall, on the Domestic Business Day after such request is made, purchase a participating interest in Swing Line Advances in an amount equal to its ratable share (based upon its respective Commitment) of such Swing Line Advances. On such Domestic Business Day, each Bank will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Line Lender has received from any such Bank its participating interest in a Swing Line Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Bank’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement or any other Transaction Documents by the Borrower or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Swing Line facility contained in this Section 2.03 shall terminate immediately upon: (i) BB&T’s removal or resignation as Administrative Agent; or (ii) termination of the Commitments (whether at maturity or otherwise).

SECTION 2.04. Notes. (a) The Syndicated Advances of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank’s Commitment.

(b) The Swing Line Advances made by the Swing Line Lender to the Borrower shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Lender.

(c) Upon receipt of each Bank’s Note pursuant to Section 3.01, the Administrative Agent shall deliver such Note to such Bank. Each Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank’s Note; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of any Bank to assign its Note. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

SECTION 2.05. Maturity of Syndicated Advances. (a) Each Syndicated Advance included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, subject to Sections 2.07, 2.08, 2.13 and 9.01, on the Facility Termination Date.

(b) Upon the written request of the Borrower, which request shall be delivered to the Administrative Agent at least 60 days (and no less than forty-five (45) days) prior to each Extension Date (as such term is hereinafter defined), the Banks shall have the option (without any obligation whatsoever so to do) of extending the Facility Termination Date and Revolving Period Termination Date for additional one-year periods on each of March 25, 2005 and March 25, 2006 (each, an “Extension Date”). Each Bank shall notify the Borrower and the Administrative Agent at least 15 days prior to the relevant Extension Date whether or not it chooses to extend the Facility Termination Date and Revolving Period Termination Date for such an additional one-year period (but any Bank which fails to give such notice within such period shall be deemed not to have extended); provided, that neither the Facility Termination Date nor the Revolving Period Termination Date shall be extended with respect to any of the Banks unless:

(i) the Required Banks are willing to extend the Facility Termination Date and Revolving Period Termination Date; and

(ii) on or before the Extension Date, as to the Commitment of any Bank which gave notice that it chooses not to extend, or which is deemed pursuant to the foregoing not to have extended (any such Bank being a “Terminating Lender”), one of the following shall occur:

(x) the remaining Banks shall purchase ratable assignments (without any obligation so to do) from such Terminating Lender (in the form of an Assignment and Acceptance) in accordance with their respective percentage of the remaining aggregate Commitments; provided, that, such Banks shall be provided such opportunity (which opportunity shall allow such Banks at least 5 Domestic Business Days in which to make a decision) prior to the Borrower finding another lender pursuant to the immediately succeeding clause (y); and, provided, further, that, should any of the remaining Banks elect not to purchase such an assignment, then, such other remaining Banks shall be entitled to purchase an assignment from any Terminating Lender which includes the ratable interest that was otherwise available to such non-purchasing remaining Bank or Banks, as the case may be, or

(y) the Borrower shall find another lender, acceptable to the Administrative Agent, willing to accept an assignment from such Terminating Lender (in the form of an Assignment and Acceptance) on or before the Extension Date, or

(z) the Borrower shall reduce the aggregate Commitments in an amount equal to the Commitment of any such Terminating Lender.

Notwithstanding the foregoing, if the Facility Termination Date and Revolving Period Termination Date are not extended for an additional one year period on or before March 25, 2005, then the Borrower may not request that the Facility Termination Date and Revolving Period Termination Date be extended for an additional one year period on March 25, 2006.

SECTION 2.06. Interest Rates.

(a) “Applicable Margin” shall mean: (1) during the Revolving Period: (i) in the case of Euro-Dollar Advances: 2.00%; and (ii) in the case of Base Rate Advances: 0.25%; and (2) during the Amortization Period: (i) in the case of Euro-Dollar Advances: 4.00%; and (ii) in the case of Base Rate Advances: 1.25%.

(b) During each Interest Period in which the Syndicated Advances (excluding Swing Line Advances) are a Base Rate Advance, such Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin for Base Rate Advances. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c) During each Interest Period in which the Syndicated Advances are a Euro-Dollar Advance, such Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin for Euro-Dollar Advances, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Advance offered for a term comparable to such Interest Period, which rate appears on the display designated as Page “3750” of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, on the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d) The Syndicated Advances (excluding the Swing Line Advances) shall at all times be a Euro-Dollar Advance unless the Syndicated Advances are to be a Base Rate Advance pursuant to Article XII herein. Interest shall be payable for each Interest Period on the Interest Payment Date immediately succeeding the last day of the Interest Period; provided that: (1) all accrued unpaid interest on the Syndicated Advances and Swing Line Advances shall be paid in full on the Facility Termination Date; and (2) should the Commitment be terminated at any time prior to the Facility Termination Date for any reason, any and all accrued unpaid interest shall be paid on the date of such termination.

(e) The Administrative Agent shall determine each interest rate applicable to the Syndicated Advances and Swing Line Advances hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) After the occurrence and during the continuance of a Default, the principal amount of the Syndicated Advances and Swing Line Advances (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Banks elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on the Syndicated Advances and Swing Line Advances shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(g) Each Swing Line Advance shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the sum of: (1) the Applicable Margin for Base Rate Advances, plus (2) the Base Rate for such day. Except as otherwise agreed upon by the Swing Line Lender and the Borrower, such interest shall be payable for each Interest Period on the Interest Payment Date immediately succeeding the last day of the Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on the Swing Line Advances may, at the election of the Swing Line Lender, bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

SECTION 2.07. Principal Repayments.

(a) Unless sooner prepaid pursuant to subsection 2.08, 2.13 or Section 9.01, the Advances Outstanding shall be repaid in full on the earlier of: (i) the date that occurs twenty-four (24) months following the Revolving Period Termination Date; and (ii) the Facility Termination Date. In addition, Advances Outstanding shall be repaid as and when necessary to cause (i) the Advances Outstanding not to exceed the lesser of: (A) the Borrowing Base; and (B) the Facility Amount; and (ii) the Required Advance Reduction Amount to equal zero, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Revolving Period.

(b) All repayments of any Advances Outstanding or any portion thereof shall be made together with payment of (i) if the Commitments have been terminated, all interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, (ii) any and all Breakage Costs, and (iii) all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement.

SECTION 2.08. Settlement Procedures.

(a) During the Revolving Period. On each Payment Date during the Revolving Period, the Servicer on behalf of the Borrower shall pay to the following Persons pursuant to the Monthly Report, from the Collection Account, the following amounts in the following order of priority:

(i) First, pro rata to each Hedge Counterparty, any amounts, including any Hedge Breakage Costs, owing that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(ii) Second, to the Servicer (so long as the Servicer is not American Capital or an Affiliate of American Capital), in an amount equal to its accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

(iii) Third, to the extent not paid by the Servicer, to the Backup Servicer, in amount equal to any accrued and unpaid currently due Backup Servicing Fee and Transition Costs, for the payment thereof;

(iv) Fourth, to the extent not paid by the Servicer, to the Collateral Custodian in an amount equal to any accrued and unpaid currently due Collateral Custodian Fee, for the payment thereof;

(v) Fifth, to the Administrative Agent and the Swing Line Lender, pro rata in accordance with the amount of Advances Outstanding and Swing Line Advances outstanding hereunder, in an amount equal to any accrued and unpaid interest and Breakage Costs, for the payment thereof;

(vi) Sixth, to the Administrative Agent in an amount equal to any accrued and unpaid Unutilized Fee, for the payment thereof;

(vii) Seventh, to the Administrative Agent, for the account of the applicable Affected Party, pro rata in accordance with the amount owed to such Person under this clause Seventh, in an amount equal to any unpaid amounts under Article XII, for the payment thereof;

(viii) Eighth, to the Administrative Agent and the Swing Line Lender, if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero, to be applied first to Swing Line Advances outstanding hereunder and then to Advances Outstanding, for the payment thereof;

(ix) Ninth, to the Administrative Agent, the Swing Line Lender, the Banks, the Affected Parties and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this clause Ninth, all other amounts (other than Advances Outstanding and Swing Line Advances outstanding) then due under this Agreement, for the payment thereof;

(x) Tenth, to the extent not paid by the Servicer, to the Backup Servicer, to the Collateral Custodian, and to any Successor Servicer, as applicable, pro rata in accordance with the amount owed to such Person under this clause Tenth, in an amount equal to any accrued and unpaid Backup Servicer Expenses, Collateral Custodian Expenses and Market Servicing Fee Differential, for the payment thereof;

(xi) Eleventh, to the Borrower to invest in additional Eligible Loans that become part of the Collateral within two (2) Domestic Business Days of such date;

(xii) Twelfth, any remaining amounts shall be distributed to the Borrower.

(b) During the Amortization Period. On each Payment Date during the Amortization Period, the Servicer on behalf of the Borrower shall pay to the following Persons pursuant to the Monthly Report, from the Collection Account, the following amounts in the following order of priority:

(i) First, pro rata to each Hedge Counterparty, any amounts, including any Hedge Breakage Costs, owing that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(ii) Second, to the Servicer (so long as the Servicer is not American Capital or an Affiliate of American Capital), in an amount equal to its accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

(iii) Third, to the extent not paid by the Servicer, to the Backup Servicer, in amount equal to any accrued and unpaid currently due Backup Servicing Fee and Transition Costs, for the payment thereof;

(iv) Fourth, to the extent not paid by the Servicer, to the Collateral Custodian in an amount equal to any accrued and unpaid currently due Collateral Custodian Fee, for the payment thereof;

(v) Fifth, to the Administrative Agent and the Swing Line Lender, pro rata in accordance with the amount of Advances Outstanding and Swing Line Advances outstanding hereunder, in an amount equal to any accrued and unpaid interest and Breakage Costs, for the payment thereof;

(vi) Sixth, to the Administrative Agent in an amount equal to any accrued and unpaid Unutilized Fee, for the payment thereof;

(vii) Seventh, to the Administrative Agent, for the account of the applicable Affected Party, pro rata in accordance with the amount owed to such Person under this clause Seventh, in an amount equal to any unpaid amounts under Article XII, for the payment thereof;

(viii) Eighth, to the Administrative Agent and the Swing Line Lender, pro rata in accordance with the amount of Advances Outstanding, for the account of the applicable Bank, in an amount necessary to reduce the Advances Outstanding, Swing Line Advances outstanding and Obligations to zero, for the payment thereof;

(ix) Ninth, to the Administrative Agent, the Swing Line Lender, the Banks, the Affected Parties and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this clause Ninth, all other amounts (other than Advances

Outstanding and Swing Line Advances outstanding) then due under this Agreement, for the payment thereof;

(x) Tenth, to the extent not paid by the Servicer, to the Backup Servicer, to the Collateral Custodian, and to any Successor Servicer, as applicable, pro rata in accordance with the amount owed to such Person under this clause Tenth, in an amount equal to any accrued and unpaid Backup Servicer Expenses, Collateral Custodian Expenses and Market Servicing Fee Differential, for the payment thereof;

(xi) Eleventh, to each Person entitled thereto, pro rata, an amount equal to all outstanding Obligations owed to such Person;

(xii) Twelfth, any remaining amounts shall be distributed to the Borrower.

Notwithstanding anything contained herein to the contrary, all Syndicated Advances and Swing Line Advances shall be with full recourse to the Borrower, and if a Syndicated Advance or Swing Line Advance is not paid when due, the Administrative Agent and Banks will have the rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

SECTION 2.09. Collections and Allocations.

(a) The Borrower or the Servicer on behalf of the Borrower shall promptly (but in no event later than two (2) Domestic Business Days after the receipt thereof) identify any Collections received by it as being Interest Collections or Principal Collections and deposit all such Interest Collections or Principal Collections received directly by it into the Collection Account and corresponding Interest Collection Account or Principal Collection Account. The Servicer on behalf of the Borrower shall make such deposits or payments on the date indicated by wire transfer, in immediately available funds.

(b) Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all amounts shall be invested in Permitted Investments selected by the Servicer on behalf of the Borrower that mature no later than the next Domestic Business Day; from and after the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the next Domestic Business Day.

(c) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, all payments required to be made by the Borrower hereunder may be made by the Borrower: (1) through the Servicer acting as its paying agent; or (2) directly by the Borrower.

SECTION 2.10. Fees. (a) The Borrower shall pay to the Administrative Agent for the ratable account of each Bank a non-utilization fee (the “Unutilized Fee”) equal to the product of: (i) the aggregate of the daily average amounts of such Bank’s Unused Commitment, times (ii) a per annum percentage equal to the Applicable Non-Utilization Fee Rate. Such Unutilized Fee shall accrue from and including the Closing Date to and including the Revolving Period Termination Date. Unutilized Fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Period Termination Date; provided that should the Commitments be terminated at any time prior to the Revolving Period Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination. The “Applicable Non-Utilization Fee Rate” shall be 0.25%.

(b) The Borrower shall pay to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as set forth in the Administrative Agent’s Fee Letter Agreement.

SECTION 2.11. Optional Termination or Reduction of Commitments. The Borrower may, upon at least 3 Domestic Business Days’ irrevocable notice to the Administrative Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000, the Commitments; provided, however: (1) each termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the Total Unused Commitments on such date; and (3) no such reduction pursuant to this Section 2.11 shall result in the aggregate Commitments of all of the Banks to be reduced to an amount less than $50,000,000, unless the Commitments are terminated in their entirety, in which case all accrued fees (as provided under Section 2.10) shall be payable on the effective date of such termination.

SECTION 2.12. Mandatory Reduction and Termination of Commitments. (a) The Commitments shall terminate on the Facility Termination Date and any Syndicated Advances and Swing Line Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

(b) The aggregate amount of the Commitments shall be reduced on the Revolving Period Termination Date to an amount equal to the Advances Outstanding on such date.

(c) After the Revolving Period Termination Date, on the date of each payment or prepayment of the Advances there shall be a mandatory reduction of the Commitments to an amount equal to the aggregate principal amount of all Advances then outstanding (after giving effect to such repayment or prepayment). Notwithstanding anything contained herein to the contrary, no Advances shall be made after the Revolving Period Termination Date.

SECTION 2.13. Optional Prepayments. (a) Prior to the occurrence of an Event of Default, the Borrower may, upon two (2) Domestic Business Days’ prior written notice to the Administrative Agent and Hedge Counterparty (such notice to be received by the Administrative Agent and the Hedge Counterparty no later than 5:00 p.m. (Washington, D.C. time) on such day), reduce the Advances Outstanding by remitting, to the Administrative Agent, for payment to the respective Banks (i) cash and (ii) instructions to reduce such Advances Outstanding, accrued Interest, Breakage Costs and Hedge Breakage Costs; provided, that, no such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and the Borrower has paid all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination; provided, further, during any period that an ACL Agreement shall be applicable, prepayments by the Borrower shall be made in accordance with the terms of the ACL Agreement. Each such optional prepayment shall be applied first to repay or prepay Swing Line Advances outstanding on the date of such prepayment and then subject to the terms of Section 2.02(g) to prepay ratably the Syndicated Advances of the several Banks. Any reduction of the Advances Outstanding (other than with respect to prepayments of Advances Outstanding to be made by the Borrower to reduce the Required Advance Reduction Amount to an amount equal to zero) shall be in a minimum amount of $1,000,000 with integral multiples of $100,000. Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Administrative Agent shall apply such amounts first to the payment of any Hedge Breakage Costs, second to the pro rata reduction of the Advances Outstanding, third to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid by paying such amounts to the respective Banks, and fourth to the payment of any Breakage Costs. Any amount so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any Borrower notice relating to any prepayment pursuant to this subsection 2.13(a) shall be irrevocable.

(b) If on any day the Administrative Agent, as agent for the Secured Parties, does not own or have a valid and perfected first priority security interest in any Pledged Loan and Related Property upon the earlier of the Borrower’s receipt of notice from the Administrative Agent or the Borrower becoming aware thereof, the Borrower shall be deemed to have received on such day a collection (a “Deemed Collection”) of such Pledged Loan in full and shall on such day pay to the Administrative Agent, on behalf of the Secured Parties, an amount equal to the Outstanding Loan Balance of such Pledged Loan to be applied to the pro rata reduction of the principal of the Notes and the Swing Line Note. Upon Administrative Agent’s receipt of such Deemed Collection and so long as no Default or Event of Default has occurred and the Required Advance Reduction Amount is not greater than zero, the Administrative Agent, as agent for the Secured Parties, shall release from the lien created by this Agreement the Pledged Loan with respect to which the Administrative Agent has received such Deemed Collection.

(c) Upon receipt of a notice of prepayment pursuant to this Section subject to the terms of Section 2.02(g), the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.14. Mandatory Prepayments. (a) On each date on which the Commitments are reduced or terminated pursuant to Section 2.11 or Section 2.12, the Borrower shall repay or prepay such principal amount of the outstanding Syndicated Advances and Swing Line Advances, if any (together with interest accrued thereon and any amounts due under Section 12.05(a)), as may be necessary so that after such payment: (1) the aggregate unpaid principal amount of the Syndicated Advances, together with the aggregate principal amount of all Swing

Line Advances, does not exceed the lesser of: (i) the Borrowing Base; and (ii) the Facility Amount (as then reduced); and (2) the Required Advance Reduction Amount is zero. Each such payment or prepayment shall be applied to repay or prepay first to Swing Line Advances outstanding on the date of such prepayment and then, ratably to the Syndicated Advances of the several Banks.

(b) In the event that: (1) the Required Advance Reduction Amount is greater than zero; or (2) the aggregate principal amount of all Syndicated Advances, together with the aggregate principal amount of the Swing Line Advances, at any one time outstanding shall at any time exceed the lesser of: (i) the Borrowing Base; and (ii) the Facility Amount, the Borrowers shall immediately repay so much of the Syndicated Advances and Swing Line Advances as is necessary in order that: (1) the aggregate principal amount of the Syndicated Advances thereafter outstanding, together with the aggregate principal amount of the Swing Line Advances, shall not exceed the lesser of: (i) the Borrowing Base; and (ii) the Facility Amount (as then reduced); and (2) the Required Advance Reduction Amount is zero.

SECTION 2.15. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Syndicated Advances and Swing Line Advances and of fees hereunder, not later than 11:00 A.M. (Washington, D.C. time) on the date when due, in Federal or other funds immediately available in Washington, D.C., to the Administrative Agent at its address referred to in Section 13.01. Subject to the terms of Section 2.02(g), the Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks; provided that payments of interest shall be distributed by the Administrative Agent within three Domestic Business Days of the date such payment is received by the Administrative Agent for the account of the Banks.

(b) Whenever any payment of principal of, or interest on, the Syndicated Advances, Swing Line Advances or of fees shall be due on a day which is not a Domestic Business Day (including, without limitation, any payments pursuant to Sections 2.02(f) and 2.02(g)), the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Syndicated Advance, Swing Line Advance or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any

Syndicated Advance, Swing Line Advance or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Syndicated Advance, Swing Line Advance or fee relating thereto, the Borrower shall furnish any Bank, at such Bank’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify them with respect to, the tax consequences of the Borrower’s failure to provide evidence of tax payments or tax exemption.

In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.15, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

SECTION 2.16. Computation of Interest and Fees. Interest on the Syndicated Advances and Swing Line Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Unutilized Fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.17. Release of Loans. On any day prior to the earlier of: (i) the occurrence of an Event of Default; or (ii) the Revolving Period Termination Date, the Borrower may, subject to the conditions set forth in this Section 2.17 and subject to the other restrictions contained herein, request that any Pledged Loan be released from the terms of this Agreement, provided that no such release shall occur unless each of the following conditions is satisfied as of the date of such release:

(a) the Borrower has submitted to the Administrative Agent (with a copy to the Collateral Custodian) a written request that the Pledged Loan to be released should be released from the lien of this Agreement without representation or warranty express or implied by the Administrative Agent or Collateral Custodian (each a “Released Loan”);

(b) all representations and warranties of the Borrower contained in Article IV shall be true and correct as of the date of release of any such Released Loan;

(c) after giving effect to the release of any Released Loan neither a Default nor an Event of Default shall exist or occur;

(d) the Required Advance Reduction Amount on the date of such release is not greater than zero;

(e) after giving effect to the release of any Released Loan: (1) the aggregate unpaid principal amount of the Syndicated Advances, together with the aggregate principal amount of all Swing Line Advances, does not exceed the lesser of: (i) the Borrowing Base; and (ii) the Facility Amount; and (2) the Required Advance Reduction Amount is zero; and

(f) the Borrower shall deliver to the Administrative Agent on the date of such release (i) a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date and (ii) a Borrowing Base Certificate (including a calculation of Borrowing Base after giving effect to such release).

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01. Conditions to Closing and Initial Advances. No Bank shall be obligated to make any Syndicated Advance or any Swing Line Advance hereunder on the occasion of the Initial Advance, nor shall any Bank, the Administrative Agent, the Backup Servicer or the Collateral Custodian be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent:

(a) This Agreement and all other Transaction Documents or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, attached hereto as Schedule I, as due on the Closing Date, each in form and substance satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received (i) satisfactory evidence that the Borrower and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Administrative Agent affirming that no such consents or approvals are required.

(c) The Borrower and the Servicer shall each be in compliance in all material respects with all Applicable Laws.

(d) The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Administrative Agents Fee Letter Agreement to be paid as of such date, and shall have reimbursed the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the legal, audit and other document preparation costs incurred by the Administrative Agent.

SECTION 3.02. Conditions Precedent to All Advances. Each Syndicated Advance (including the Initial Advance), each Swing Line Advance and each reinvestment of Available Funds made pursuant to subsection 2.08(a)(xi) shall be subject to the further conditions precedent that:

(a) On the related Funding Date or date of reinvestment, the Borrower or the Servicer, as the case may be, shall have certified in the related Borrower Notice or Swing Line Funding Request, as applicable, that:

(i) the representations and warranties set forth in Article IV and Section 7.08 are true and correct on and as of such date, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred, or would result from such Syndicated Advance, such Swing Line Advance or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default;

(iii) such Person is in compliance with each of its covenants set forth herein; and

(iv) no event has occurred that constitutes a Servicer Termination Event;

(b) (i) with respect to the initial Funding Date, the Administrative Agent shall have received all Transaction Documents listed on the Schedule of Documents, attached hereto as Schedule I, as due on the initial Funding Date, or counterparts thereof, each of which has been duly executed by, and delivered to, the parties hereto and each shall be in form and substance satisfactory to the Administrative Agent and (ii) on any date on which Principal Collections are reinvested pursuant to subsection 2.08(a)(xi), the Administrative Agent shall have received a certification in the form of Exhibit M;

(c) the Revolving Period Termination Date shall not have occurred;

(d) (i) in the case of any Syndicated Advance, on and as of such date, before and after giving effect to such Syndicated Advance and to the application of proceeds therefrom: (i) such Syndicated Advance does not exceed the Availability as calculated on such date; (ii) the

Required Advance Reduction Amount is not greater than zero; and (iii) the Advances Outstanding do not exceed the lesser of: (a) the Borrowing Base; and (b) the Facility Amount;

(ii) in the case of each Swing Line Advance, on and as of such date, before and after giving effect to such Swing Line Advance and to the application of proceeds therefrom, (i) the aggregate amount of Swing Line Advances do not exceed $5,000,000; (ii) such Swing Line Advance does not exceed the Availability as calculated on such date; (iii) the Required Advance Reduction Amount is not greater than zero; and (iv) the Advances Outstanding do not exceed the lesser of: (a) the Borrowing Base; and (b) the Facility Amount;

(e) in the case of each Syndicated Advance and Swing Line Advance, each Pledged Loan submitted by the Borrower for funding on the related Funding Date or date of reinvestment of Collections pursuant to subsection 2.08(a)(xi) is an Eligible Loan;

(f) with respect to each Pledged Loan being funded by the proceeds of such Swing Line Advance, the Administrative Agent, the Swing Line Lender and the Collateral Custodian shall have received a faxed copy of the executed commercial loan note evidencing such Pledged Loan and the Certificate of Borrower’s counsel in the form of Exhibit H;

(g) no claim has been asserted or proceeding commenced challenging enforceability or validity of any of the Pledged Loan Documents, excluding any instruments, certificates or other documents relating to Pledged Loans that were the subject of prior Syndicated Advances and Swing Line Advances;

(h) there shall have been no Material Adverse Change in the Borrower;

(i) the Servicer and Borrower shall have taken such other action, including delivery of approvals, consents, opinions, documents, and instruments to the Secured Parties and the Administrative Agent as each may reasonably request;

(j) after giving effect to the Syndicated Advance or reinvestment of Available Funds, the weighted average life of the Pledged Loans included in the Collateral (weighted based on Outstanding Loan Balances) will not exceed eight (8) years; and

(k) in the case of each Swing Line Advance, the Administrative Agent shall have consented to such Swing Line Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01. Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Transaction Documents (i) are within the Borrower’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of any Applicable Law or regulation or of the certificate of incorporation, articles of organization, operating agreement or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree, contractual obligation or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) except for Liens created by this Agreement and the other Transaction Documents, do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to Insolvency Laws.

SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, LLP (or another nationally recognized independent accounting firm acceptable to the Administrative Agent and the Required Banks), copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since December 31, 2003 there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Transaction Documents.

SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(c) The assets of Borrower or any Subsidiary do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

SECTION 4.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid (other than taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 2002.

SECTION 4.08. Subsidiaries. Each of the Borrower’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

SECTION 4.09. Investment Company Act.

(i) The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the 1940 Act and qualifies as a RIC.

(ii) The Borrower represents and warrants that the Borrower will conduct its business and other activities in compliance with the provisions of the 1940 Act and any applicable rules, regulations or orders issued by the SEC thereunder.

(iii) The business and other activities of the Borrower, including but not limited to, the making of the Syndicated Advances and Swing Line Advances by the Banks, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents to which the Borrower is a party do not now and will not at any time result in any violations, with respect to the Borrower, of the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder.

SECTION 4.10. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary of the Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

SECTION 4.11. Ownership of Property; Liens. The Borrower and each of its Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.08.

SECTION 4.12. No Default. Neither the Borrower nor any of its respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true, accurate and complete and based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

SECTION 4.14. Environmental Matters. (a) Neither the Borrower nor any Subsidiary of the Borrower is subject to any Environmental Liability and neither the Borrower nor any Subsidiary of the Borrower has been designated as a potentially responsible party under CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

(c) The Borrower, and each of its Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower’s, and each of their respective Subsidiary’s and Affiliate’s, respective businesses.

(d) At the time of origination of any Pledged Loan where real property that is material to the operations of the related business constitutes Related Property securing such Pledged Loan, the related mortgaged property was free of contamination from toxic substances or hazardous wastes requiring action under Applicable Law or is subject to ongoing environmental rehabilitation approved by the Servicer, and the Borrower has no knowledge of any such contamination from toxic substances or hazardous waste material on any such real property unless such items are below action levels.

SECTION 4.15. Compliance with Laws. Each Borrower and each Subsidiary of the Borrower is in compliance with all applicable laws, including, without limitation, all Environmental Laws.

SECTION 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower’s respective Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim except for Liens described on Schedule 4.16. At least a majority of the issued shares of capital stock of each of the other Subsidiaries of the Borrower (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim except for Liens described on Schedule 4.16.

SECTION 4.17. Margin Stock.

(a) Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower does not own any Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Transaction Document to violate any regulation of the Federal Reserve Board.

(b) Supplemental Interests. The Supplemental Interests are not Margin Stock.

SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Transaction Documents and the making of the Syndicated Advances and Swing Line Advances under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19. Security Interest.

(i) This Agreement creates a valid, continuing and enforceable security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Pledged Loans, along with the related Pledged Loan Files, constitute either a “general intangible,” an “instrument,” an “account,” “investment property,” or “chattel paper,” within the meaning of the applicable UCC;

(iii) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien of any Person (other than Permitted Liens);

(iv) the Borrower has received all consents and approvals required by the terms of the Collateral to the grant of a security interest in the Collateral hereunder to the Administrative Agent, on behalf of the Secured Parties;

(v) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in such Collateral granted to the Administrative Agent, on behalf of the Secured Parties under this Agreement;

(vi) other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of such Collateral;

(vii) the Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Administrative Agent, on behalf of the Secured Parties under this Agreement, or (B) that has been terminated;

(viii) the Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower;

(ix) all original executed copies of each Underlying Note that constitute or evidence any Pledged Loans have been delivered to the Collateral Custodian;

(x) the Borrower has received a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the Underlying Notes that constitute or evidence the Pledged Loans solely on behalf of and for the benefit of the Secured Parties; provided, however, notwithstanding the foregoing, with respect to any Pledged Loan to be funded with the proceeds of a Swing Line Advance, the Borrower shall have received a written acknowledgment from the Collateral Custodian (A) that the Collateral Custodian has received a faxed copy of the Underlying Note and (B) within two (2) Domestic Business Days after such Funding Date, that the Collateral Custodian or its bailee is holding the Underlying Notes that constitute or evidence the Pledged Loans included in the Collateral solely on behalf of the Administrative Agent, as agent for the Secured Parties; and

(xi) none of the Underlying Notes that constitute or evidence the Pledged Loans has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Borrower and the Administrative Agent.

(xii) Reserved.

(xiii) Reserved.

(xiv) Reserved.

(xv) Reserved.

(xvi) No Broker. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

SECTION 4.20. Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened. The hours worked by and payment made to employees of the Borrower and each Subsidiary of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters.

SECTION 4.21. Patents, Trademarks, Etc. To the best of their knowledge, the Borrower and each Subsidiary of the Borrower owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the businesses, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the Borrower and its Subsidiaries, does not infringe on the rights of any Person.

SECTION 4.22. Tax Shelter Regulations. Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. If Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of the Banks may treat its Syndicated Advances and/or its interest in Swing Line Advances as part of a transaction that is subject to Treasury Regulation 301.6112-1, and that such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

SECTION 4.23. All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.

SECTION 4.24. Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Secured Parties were utilized by the Borrower in identifying and/or selecting the Loans that are part of the Collateral.

SECTION 4.25. Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent or any Bank in connection with this Agreement are true, complete and accurate.

SECTION 4.26. Location of Offices. The Borrower’s name is “American Capital Strategies, Ltd.” and its location (within the meaning of Article 9 of the UCC) is 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. The Borrower has not changed its name, identity, structure, existence or state of formation, whether by amendment of its articles of incorporation, by reorganization or otherwise, and has not changed its location (within the meaning of Article 9 of the UCC) within the four (4) months preceding the Closing Date.

SECTION 4.27. Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

SECTION 4.28. Credit and Collection Policy. The copy of the Credit and Collection Policy, attached hereto as Exhibit G, is true, complete and accurate as of the Closing Date. Since September 17, 2001, there have been no material changes in any Credit and Collection Policy other than in accordance with this Agreement. Since September 17, 2001, no Material Adverse Change has occurred in the overall rate collection of the Pledged Loans, and Borrower has at all times complied with the Credit and Collection Policy with respect to each Pledged Loan.

SECTION 4.29. Coverage Requirement. The Advances Outstanding do not exceed the lesser of (i) the Borrowing Base; and (ii) the Facility Amount.

SECTION 4.30. No Default or Event of Default. No event has occurred and is continuing and no condition exists, or would result from any Syndicated Advance or Swing Line Advance or from the application of the proceeds therefrom, which constitutes or may be reasonably expected to constitute a Default or Event of Default.

SECTION 4.31. USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (1) a country, territory, organization, person or entity named on an OFAC list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

SECTION 4.32. Representations and Warranties of the Borrower Relating to the Agreement and the Pledged Loans. The Borrower hereby represents and warrants to the Administrative Agent and each Secured Party, as of the Closing Date and as of each Funding Date, that:

(a) Security Interest. This Agreement constitutes a Grant of a security interest by the Borrower in all Collateral to the Administrative Agent, as agent for the Secured Parties. The Administrative Agent, as agent for the Secured Parties, has a first priority perfected security interest in the Collateral. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in the Collection Account, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b) Eligibility of Pledged Loans. (i) The Pledged Loan List and the information contained in the Borrower Notice delivered pursuant to Sections 2.02 and 2.03 is an accurate and complete listing in all material respects of all the Pledged Loans that are part of the Collateral, and the information contained therein with respect to the identity of such Pledged Loans and the amounts owing thereunder is true and correct in all material respects, (ii) each such Pledged Loan is an Eligible Loan, (iii) each such Pledged Loan and the Related Property is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each such Pledged Loan, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority or other Person required to be obtained, effected or given by the Borrower in connection with the transfer of an interest in such Pledged Loan and the Related Property to the Administrative Agent, as agent for the Secured Parties, have been duly obtained, effected or given and are in full force and effect. On each Funding Date, the Borrower shall be deemed to represent and warrant that (i) any additional Pledged Loan referenced on the related Borrower Notice delivered pursuant to Sections 2.02 and 2.03 is an Eligible Loan, (ii) each such Pledged Loan and the related Property is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iii) with respect to each such Pledged Loan, all consents, licenses, approvals, authorizations, registrations or declarations with any Governmental Authority or other Person required to be obtained, effected or given by the Borrower in connection with the addition of such Pledged Loan and the Related Property to the Collateral have been duly obtained, effected or given and are in full force and effect and (iv) the representations and warranties set forth in

Section 4.23 and subsection 4.32(a) are true and correct with respect to each Pledged Loan transferred on such day as if made on such day.

(c) No Fraud. Each Pledged Loan was originated without any fraud or material misrepresentation by the Borrower or, to the best of the Borrower’s knowledge, on the part of the Obligor.

SECTION 4.33. Breach of Certain Representations and Warranties. (a) In the event of a breach of any representation or warranty set forth in Section 4.32 with respect to a Pledged Loan, Related Property and other related Collateral (each such Pledged Loan, Related Property and other related Collateral, an “Ineligible Loan”), no later than ten (10) days after the earlier of (i) knowledge of such breach on the part of the Borrower and (ii) receipt by the Borrower of written notice thereof given by the Administrative Agent the Borrower shall either (a) repay Advances Outstanding in an amount equal to the aggregate Retransfer Amount of such Ineligible Loan(s) to which such breach relates on the terms and conditions set forth below, or (b) substitute for such Ineligible Loan a substitute Pledged Loan; provided, however, that no such repayment shall be required to be made with respect to such Ineligible Loan (and such Pledged Loan shall cease to be an Ineligible Loan) if, on or before the expiration of such ten (10) day period, the representations and warranties in Section 4.32 with respect to such Ineligible Loan shall be made true and correct in all material respects with respect to such Ineligible Loan as if such Ineligible Loan had become part of the Collateral on such day. Notwithstanding anything contained in this Section 4.33 to the contrary, in the event of a breach of any representation and warranty set forth in Section 4.32 with respect to each Pledged Loan, Related Property and other related Collateral having been (A) granted to the Administrative Agent, on behalf of the Secured Parties, free and clear of any Lien of any Person claiming through or under the Borrower and its Affiliates and (B) in compliance, in all material respects, with all requirements of laws applicable to the Borrower, immediately upon the earlier to occur of the discovery of such breach by the Borrower or receipt by the Borrower of written notice of such breach given by the Administrative Agent, the Borrower shall repay Advances Outstanding in an amount equal to the sum of (i) the aggregate Outstanding Loan Balance of such Ineligible Loan(s), (ii) any accrued and unpaid interest thereon, and (iii) all Hedge Breakage Costs owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedge Agreement (collectively, the “Retransfer Amount”), and the Administrative Agent and the Secured Parties shall release to Borrower any such Ineligible Loan(s) and relinquish any Lien created pursuant to this Agreement or otherwise, and the Secured Parties shall, in connection with such conveyance and without further action, be deemed to represent and warrant that they have the corporate authority and has taken all necessary corporate action to accomplish such release, but without any other representation or warranty, express or implied. In the foregoing instances, the Borrower shall make such repayment and on and after the date of such repayment, each Ineligible Loan so repaid shall not be included in the Collateral. In consideration of any such release by the Secured Parties, the Borrower shall, on the date of such repayment, remit to the Administrative Agent, on behalf of the Secured Parties, in immediately available funds an amount equal to the Retransfer Amount therefore. Upon each such repayment, the Administrative Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower all the right, title and interest of the Secured Parties in, to and under such

Ineligible Loan(s) and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Ineligible Loan, and all proceeds and products of the foregoing. The Administrative Agent shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Borrower and take such other actions as shall reasonably be requested by the Borrower to effect the transfer of such Ineligible Loan pursuant to this Section 4.33.

(b) The Borrower hereby agrees that (i) if any real property collateral securing any Pledged Loan becomes the subject of any claims, proceedings, Liens or encumbrances with respect to any material violation or claimed material violation of any federal or state environmental laws or regulations or (ii) in the event of a breach of the representation and warranty in subsection 4.14(d), such Pledged Loan shall for all purposes hereunder be, at and following the time of discovery by the Servicer of such fact, the Borrower, the Administrative Agent or any Secured Party, deemed an Ineligible Loan and the Borrower shall either repay Advances Outstanding in an amount equal to the aggregate Retransfer Amount of such Ineligible Loan or substitute for such Ineligible Loan a substitute Pledged Loan. Such Ineligible Loan shall otherwise be treated in accordance with subsection 4.33(a) and shall be subject to the same remedial and recourse provisions hereunder as other Pledged Loans determined to be Ineligible Loans hereunder.

(c) Nothing contained in this Section 4.33 shall be construed to limit or qualify the obligation of the Borrower to immediately repay so much of the Advances Outstanding as is necessary in order that the Required Advance Reduction Amount is zero.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young, LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not reasonably acceptable to the Required Banks;

(b) as soon as available and in any event within 45 days after the end of each of the three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the Chief Financial Officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit S (a “Compliance Certificate”), of the Chief Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03, 5.05, 5.06, 5.08, 5.11, 5.22, 5.25, 5.38 and 5.41 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or propose to take with respect thereto;

(d) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the Chief Financial Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto (with a copy to the Backup Servicer and the Collateral Custodian);

(e) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(g) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(h) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute, investigation or proceeding involving a claim against the Borrower and/or any Subsidiary of the Borrower for $5,000,000 or more;

(i) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, an aging of Loans, showing the age of such Loans, identifying the Persons who are the Obligors for such Loans (specifying the amount and age of the Loans owing from each such Obligors) and containing such other information and accompanied by such supporting documents as the Administrative Agent, in its sole discretion may from time to time reasonably prescribe, dated as of the last day of such period the statements in which, in each instance, shall be certified as to truth and accuracy by the Chief Financial Officer or other authorized officer of the Borrower;

(j) not later than 45 days after the last day of each Fiscal Year of Borrower, a budget and pro forma projected consolidated financial statements for Borrower and its Consolidated Subsidiaries reflecting the forecasted financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a quarterly basis for the next succeeding year, accompanied by calculations establishing whether or not Borrower would be in compliance on a pro forma basis with the covenants contained in Section 5.38, in each case in form and detail reasonably acceptable to the Administrative Agent; and

(k) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower to permit, with reasonable prior notice which notice shall not be required in the case of an emergency, the Administrative Agent or its designee, at the expense of the Borrower, to perform periodic field audits and investigations of the Borrower, the Guarantors and the Collateral, from time to time, provided that the field examinations at the Borrower’s headquarters in Bethesda, Maryland shall be no more frequent than once each fiscal quarter; and (iii) permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (including computer tapes and disks) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03. Acquisitions. Neither the Borrower nor any Subsidiary of the Borrower shall enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as or related to one or more line or lines of business conducted by the Borrower, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and no less than ten Business Days prior to the date such Acquisition is effective the Borrower provides to the Administrative Agent and Banks pro forma financial statements confirming the Borrower will be in compliance with Sections 5.03, 5.05, 5.06, 5.08, 5.11, 5.22, 5.25, 5.38 and 5.41, (iii) the Person acquired shall be a Subsidiary, or be merged into the Borrower or a Wholly Owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary of the Borrower), and (iv) after giving effect to such Acquisition, the aggregate Costs of Acquisition paid by the Borrower and all Subsidiaries of the Borrower in cash or cash equivalents in connection with all Acquisitions after the Closing Date shall not exceed $20,000,000 in the aggregate; and (3) the aggregate Costs of Acquisition incurred by the Borrower and all Subsidiaries of the Borrower in connection with all Acquisitions after the Closing Date, shall not exceed $75,000,000 in the aggregate; provided, however, nothing contained in this Section 5.04 shall be construed to permit the Borrower or any Subsidiary of the Borrower to issue, assume, create, incur or suffer to exist any Debt except as permitted under Section 5.25.

SECTION 5.04. Restricted Payments. If a Default or Event of Default specified in Section 9.01(a), Section 9.01(h) or Section 9.01(i) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 9.01, the Borrower shall not make (a) any dividend or other distribution on account of any of its Capital Stock provided that the Borrower may make dividends on account of its Capital Stock to the extent such dividends are required under the Code to be made in order to maintain the Borrower’s status as a RIC under the Code; (b) any acquisition for value of any Capital Stock of Borrower; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Capital Stock of Borrower.

SECTION 5.05. Capital Expenditures. Capital Expenditures will not exceed in the aggregate in any Fiscal Year the sum of $10,000,000; provided that after giving effect to the incurrence of any Capital Expenditures permitted by this Section, no Default shall have occurred and be continuing (with the effect that amounts not incurred in any Fiscal Year may not be carried forward to a subsequent period).

SECTION 5.06. Loans or Advances. Neither the Borrower nor any Subsidiary of the Borrower shall make loans or advances to any Person except: (i) loans or advances to employees of the Borrower or an Affiliate of the Borrower that do not exceed Twenty Million and No/100 Dollars ($20,000,000) in the aggregate outstanding made in the ordinary course of business, consistently with practices existing on December 31, 2003 and in accordance with applicable law for the purpose of funding the employees exercise of options to purchase capital stock of the Borrower provided that each such loan is secured by a perfected first priority lien upon stock of the Borrower with a fair market value (together with cash collateral, if any, pledged by such employee), no less than the outstanding principal amount of the loan; (ii) deposits required by government agencies or public utilities; and (iii) Loans made in the ordinary course of business to Obligors.

SECTION 5.07. Investments. Neither the Borrower nor any Subsidiary of the Borrower shall make Investments in any Person except as permitted by Section 5.06 and except: (a) Portfolio Investments made in the ordinary course of business and consistently with practices existing on December 31, 2003; and (b) Investments by the Borrower in a SPE Subsidiary in connection with Permitted Securitization Transactions.

SECTION 5.08. Negative Pledge. Neither the Borrower nor any Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except that prior to the occurrence of a Default, the Borrower and Subsidiaries of the Borrower may grant Liens encumbering their assets (other than Collateral) provided that at all times the Borrower maintains Unencumbered Assets with a fair market value of no less than $200,000,000. As used herein, “Unencumbered Assets” means debt and equity Portfolio Investments owned by the Borrower which are not subject to any Lien and which are not subject to any agreement or other restriction precluding the Borrower from granting the Secured Parties a Lien upon such Unencumbered Assets; provided that Unencumbered Assets shall include Supplemental Interests included within the Collateral in which the Administrative Agent and the Banks have a first priority security interest.

Notwithstanding anything contained herein to the contrary neither the Borrower nor any Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any Collateral except: (a) Permitted Liens; (b) Liens securing the Administrative Agent and the Banks created or arising under the Transaction Documents; and (c) Liens subordinate to the Liens described in Section 5.08(b) which secure interest rate swap transactions (other than Hedging Agreements) between the Borrower and BB&T.

SECTION 5.09. Maintenance of Existence. The Borrower will and will cause each Subsidiary of a Borrower to, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower shall not engage in any business, activity or transaction which is not incidental to the transactions contemplated by this Agreement and the Borrower shall maintain all “corporate separateness” requirements applicable to Subsidiaries with respect to Permitted Securitization Transactions.

SECTION 5.10. Dissolution. Neither the Borrower nor any Subsidiary of the Borrower shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary of the Borrower, except: (1) through corporate reorganization to the extent permitted by Section 5.11; (2) Restricted Payments that are not precluded by Section 5.04; and (3) the dissolution or liquidation of Subsidiaries provided that: (a) such Subsidiary transfers all of its assets to the Borrower prior to such liquidation or dissolution; and (b) immediately after giving effect thereto no Default or Event of Default would exist.

SECTION 5.11. Consolidations, Mergers and Sales of Assets. Neither the Borrower will, nor will it permit any Subsidiary of the Borrower to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger, and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, and (c) the Borrower may sell Portfolio Investments (excluding Portfolio Investments included within the Collateral) in the ordinary course of business, for fair value, consistent with practices existing on December 31, 2003 and prior to the occurrence of an Event of Default; provided that all Securitization

Transactions shall satisfy the requirements set forth in items (A), (C) and (D) of the definition of Permitted Securitization Transactions.

SECTION 5.12. Use of Proceeds. No portion of the proceeds of any Syndicated Advance or any Swing Line Advance will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. Except as otherwise provided herein, the proceeds of the Loan shall be used to fund certain Loans made in the ordinary course of the Borrower’s business and for general corporate purposes.

SECTION 5.13. (a) Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each Subsidiary of the Borrower and each member of the Controlled Group to, comply with all Applicable Laws (including but not limited to those with respect to the Pledged Loans and any Related Property), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each Subsidiary of the Borrower to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary of the Borrower, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which the Borrower shall have set up reserves in accordance with GAAP.

(b) Status of RIC and BDC. Borrower shall at all times maintain its status as a RIC under the Code, and as a “business development company” under the 1940 Act.

(c) ERISA Exemptions. Borrower shall not permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

SECTION 5.14. Insurance. The Borrower will maintain, and will cause each Subsidiary of the Borrower to maintain (either in the name of the Borrower or in such Subsidiary’s own name), insurance with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar business.

SECTION 5.15. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Required Banks.

SECTION 5.16. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 5.17. Environmental Notices. The Borrower shall furnish to the Banks and the Administrative Agent prompt written notice of all Environmental Liabilities, pending,

threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.18. Environmental Matters. Neither the Borrower or any Subsidiary of the Borrower will, nor will the Borrower permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.19. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.20 Additional Covenants, Etc. In the event that at any time this Agreement is in effect or any Note remains unpaid the Borrower or any Subsidiary of the Borrower shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing or to amend any terms and conditions applicable to any Financing, which agreement, guarantee, indenture or other instrument includes covenants, warranties, pricing, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any “put” or mandatory prepayment of such debt) or other terms or conditions not substantially as, or in addition to those, provided in this Agreement or any other Transaction Document, or more favorable to the lender or other counterparty thereunder than those provided in this Agreement or any other Transaction Document, the Borrower shall promptly so notify the Administrative Agent and the Banks. Thereupon, if the Administrative Agent shall request by written notice to the Borrower (after a determination has been made by the Required Banks that any of the above referenced documents or instruments contain any provisions which either individually or in the aggregate are more favorable than one of the provisions set forth herein), the Borrower, the Administrative Agent and the Banks shall enter into an amendment to this Agreement providing for substantially the same such covenants, warranties, pricing, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by the Administrative Agent, such amendment to remain in effect, unless otherwise specified in writing by the Administrative Agent, for the entire duration of the stated term to maturity of such Financing (to and including the date to which the same may be extended at the option of the Borrower or its Subsidiary), notwithstanding that such Financing might be earlier terminated by prepayment, refinancing, acceleration or otherwise, provided that if any such agreement, guarantee, indenture or other instrument shall be modified, supplemented, amended or restated so as to modify, amend or eliminate from such agreement, guarantee, indenture or other instrument any such covenant, warranty, representation, default or event of default or other term or condition so made a part of this Agreement, then unless required by the Administrative Agent pursuant to this Section, such modification, supplement or amendment shall not operate to modify, amend or eliminate such covenant, warranty, representation, default or event of default or other term or condition as so made a part of this Agreement.

SECTION 5.21. Transactions with Affiliates. Neither the Borrower nor any Subsidiary of the Borrower shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary of the Borrower), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that this Section 5.21 shall not apply to: (1) the origination, administration or modification of a Portfolio Investment; or (2) the exercise of any right or remedy in connection with a Portfolio Investment.

SECTION 5.22 Subsidiaries. The Borrower shall not create, form, acquire or permit to exist any Subsidiary provided that the Borrower may create, form, acquire or permit to exist: (1) SPE Subsidiaries in connection with Permitted Securitization Transactions; (2) Portfolio Investments; and (3) Subsidiaries (other than SPE Subsidiaries and Portfolio Investments) so long as: (i) no Subsidiary (excluding SPE Subsidiaries and Portfolio Investments) at any date accounts for (or in the case of a recently formed or acquired Subsidiary (excluding SPE Subsidiaries and Portfolio Investments) would so account for on a pro forma historical basis) no more than: (A) 5% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year, or (B) 5% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years; and (ii) all Subsidiaries (excluding SPE Subsidiaries and Portfolio Investments) account for (or in the case of a recently formed or acquired Subsidiary (excluding SPE Subsidiaries and Portfolio Investments) would so account for on a pro forma historical basis), no more than (A) 10% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year or (B) 10% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years.

SECTION 5.23. No Restrictive Agreement. The Borrower will not, nor will the Borrower permit any of its Subsidiaries (other than SPE Subsidiaries) to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or materially restrains, or has the effect of prohibiting or materially restraining, or imposes materially adverse conditions upon, any of the following by the Borrower or any such Subsidiary: the incurrence or payment of Debt, the granting of Liens, the declaration or payment of Restricted Payments or other distributions in respect of Capital Stock of the Borrower or any Subsidiary, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible; provided, however, in no event shall the Borrower enter into or permit to exist any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains or has the effect of prohibiting or restraining the Borrower from granting the Secured Parties a Lien upon the Unencumbered Assets.

SECTION 5.24. Partnerships and Joint Ventures. The Borrower shall not become a general partner in any general or limited partnership or joint venture.

SECTION 5.25. Additional Debt. The Borrower shall not directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under Capital Leases), except for: (a) the Debt owed to the Banks and Swing Line Lender under this Agreement and the Transaction Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 5.25; (c) Debt secured by a Lien upon assets of the Borrower permitted under Section 5.08 if the liability of the Borrower for the repayment of such Debt is limited to such pledged assets; (d) Subordinated Debt; and (e) Debt not otherwise permitted under this Section 5.25, the aggregate outstanding principal amount of which shall not, at any time, exceed $25,000,000; provided that after giving effect to the issuance, assumption, creation, incurrence or existence of the Debt permitted by clauses (a), (b), (c), (d) and (e) of this Section, no Default shall have occurred and be continuing.

SECTION 5.26. [Reserved].

SECTION 5.27. Loans Not to Be Evidenced by Promissory Notes. The Borrower will take no action to cause any Loan not originally evidenced by an Underlying Note to be evidenced by an instrument (as defined in the UCC), except in connection with the enforcement or collection of such Loan.

SECTION 5.28. Security Interests. Except as contemplated in this Agreement, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Pledged Loan or Related Property that is part of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any Pledged Loan or Related Property that is part of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent as agent for the Secured Parties in, to and under any Pledged Loan and the Related Property that is part of the Collateral, against all claims of third parties.

SECTION 5.29. Delivery of Collections. The Borrower agrees to cause the delivery to the Servicer promptly (but in no event later than two (2) Domestic Business Days after receipt) all Collections (including any Deemed Collections) received by Borrower in respect of the Pledged Loans that are part of the Collateral.

SECTION 5.30. Change in the Transaction Documents. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents to which it is a party, without the prior written consent of Administrative Agent.

SECTION 5.31. Credit and Collection Policy. The Borrower will (a) comply in all material respects with the Credit and Collection Policy in regard to each Pledged Loan and the Related Property included in the Collateral, and (b) furnish to the Administrative Agent, prior to its effective date, prompt notice of any changes in the Credit and Collection Policy. The

Borrower will not agree to or otherwise permit any material change in the Credit and Collection Policy, without the prior written consent of the Required Banks (in their sole discretion).

SECTION 5.32. [Reserved].

SECTION 5.33. Extension or Amendment of Loans. The Borrower will not, except as otherwise permitted in Section 7.09(k), extend, amend or otherwise modify, or permit the Servicer on its behalf to extend, amend or otherwise modify, the terms of any Pledged Loan. The Borrower shall promptly (but in any event within 15 Domestic Business Days of execution) deliver to the Collateral Custodian for the benefit of the Administrative Agent as agent for the secured parties the original documents evidencing such amendments and modifications and shall promptly deliver to the Administrative Agent and Banks, upon the request of the Administrative Agent or any Bank copies of such amendments and modifications.

SECTION 5.34. Other. The Borrower will furnish to the Administrative Agent such other information, documents, records or reports respecting the Loans or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

SECTION 5.35. [Reserved]

SECTION 5.36. Keeping of Loan Records. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Loans and the related Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Loans (including records adequate to permit the daily identification of each new Loan and all Collections of and adjustments to each existing Loan). The Borrower shall give the Administrative Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

SECTION 5.37. Compliance with Loans. The Borrower will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Loans and the related Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy with respect to each Pledged Loan and the related Pledged Loan Documents.

SECTION 5.38. Negative Covenants. For so long as this Agreement is in effect and thereafter until the payment in full of the Obligations unless the Required Banks shall otherwise consent in the manner set forth in Section 13.05, Borrower shall not, directly or indirectly permit:

(a) Ratio of Consolidated Debt to Stockholders Equity. The ratio of Consolidated Debt to Stockholders Equity to exceed 1.00 to 1.00 at the end of any Fiscal Quarter.

(b) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth to be less than (i) $975,000,000 plus (ii) 60% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after the Closing Date (excluding the Net Proceeds of Capital Stock/Conversion of Debt by a Consolidated Subsidiary to a Consolidated Subsidiary or to Borrower).

(c) Ratio of Adjusted EBIT to Interest Expense. The ratio of the Adjusted EBIT to Interest Expense of Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each Fiscal Quarter for the period of four successive Fiscal Quarters ended on such day, to be less than 2.00 to 1.00 at the end of such Fiscal Quarter.

(d) Asset Coverage Ratio. The Asset Coverage Ratio to be less than 2.00 to 1.00.

SECTION 5.39. Delivery of Loan Files.

(a) The Borrower, or the Servicer on its behalf, shall deliver possession of all “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of Article 9 of the UCC) that evidence any Pledged Loan set forth on a Pledged Loan List, including all Underlying Notes, and all portions of the Pledged Loan Files to the Collateral Custodian on behalf of the Administrative Agent, as agent for the Secured Parties, prior to the applicable Funding Dates in each case endorsed in blank without recourse; provided, however, notwithstanding the foregoing, in connection with any Pledged Loan to be funded by the Borrower with the proceeds of a Swing Line Advance, the Borrower shall (i) have a copy of the executed Underlying Note faxed to the Collateral Custodian on the applicable Funding Date with the original to be received by the Collateral Custodian within two (2) Domestic Business Days after such Funding Date and (ii) within ten (10) Domestic Business Days of the Funding Date deliver all other portions of the Pledged Loan File in each case endorsed in blank without recourse. Pursuant to Section 7.10, the Borrower is required to deliver such instruments and Pledged Loan Files to the Collateral Custodian for the benefit of the Administrative Agent, as agent for the Secured Parties. Accordingly, the Borrower hereby authorizes and directs the Servicer to deliver possession of all such instruments and Pledged Loan Files to the Collateral Custodian on behalf of the Administrative Agent, as agent for the Secured Parties, and agrees that such delivery shall satisfy the condition set forth in the first sentence of this subsection 5.39(a). The Servicer shall also identify on the Pledged Loan List (including any amendment thereof), whether by attached schedule or marking or other effective identifying designation, all Pledged Loans that are evidenced by such instruments.

(b) Prior to the occurrence of an Event of Default or Servicer Termination Event, the Collateral Custodian shall not record the Assignments of Mortgage delivered pursuant to subsection 5.39(a) and the definition of Pledged Loan Documents. Upon the occurrence of an Event of Default or a Servicer Termination Event, the Collateral Custodian shall cause to be recorded in the appropriate offices each Assignment of Mortgage delivered to it with respect to all Pledged Loans except those Pledged Loans covered by the proviso to the definition of Assignment of Mortgage. Each such recording shall be at the expense of the Servicer; provided, however, to the extent the Servicer does not pay such expenses, the Collateral Custodian shall be reimbursed pursuant to the provisions of Section 2.08.

SECTION 5.40. Hedging Agreement.

(a) The Borrower shall maintain at all times one or more Hedge Transactions, provided that each such Hedge Transaction shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement; and

(ii) have a notional amount such that the Hedge Notional Amount in effect on each day during the term of such Hedge Transactions shall be at least equal to the product of the Hedge Percentage and the Hedge Amount; and

(iii) be on such other terms and conditions as may be reasonably satisfactory to the Administrative Agent and Required Banks.

(b) As additional security hereunder, Borrower hereby assigns to the Administrative Agent, as agent for the Secured Parties, all right, title and interest of Borrower in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to Borrower under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and grants a security interest to the Administrative Agent, as agent for the Secured Parties, in the Hedge Collateral. Borrower acknowledges that, as a result of that assignment, Borrower may not, without the prior written consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under subsection 5.40(a) hereof. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent or any Secured Party for the performance by Borrower of any such obligations.

SECTION 5.41. Sum of Defaulted Loans, Charged Off Loans and Loans Subject to a Warranty Event. As of any date, the sum of the Defaulted Loans, Charged-Off Loans and Loans subject to a Warranty Event shall not exceed 10% of the highest Aggregate Outstanding Pledged Loan Balance of any month during the twelve (12) month period immediately preceding such date of determination.

SECTION 5.42. Voluntary Resignation as Agent. The Borrower shall not and shall not permit American Capital Financial Services, Inc., a wholly owned subsidiary of the

Borrower to voluntarily resign as agent in connection with any Agented Note included in the Collateral without the consent of the Administrative Agent and the Required Banks.

ARTICLE VI

PERFECTION OF TRANSFER AND

PROTECTION OF SECURITY INTERESTS

SECTION 6.01. Custody of Pledged Loans. The contents of each Pledged Loan File shall be held in the custody of the Collateral Custodian under the terms of this Agreement for the benefit of the Administrative Agent, as agent for the Secured Parties.

SECTION 6.02. Filing. On or prior to the Closing Date, the Borrower and Servicer shall cause the UCC financing statement(s) referred to in subsection 4.19(v) hereof to be filed, and from time to time the Servicer shall take and cause to be taken such actions and execute such documents as are necessary or desirable or as the Administrative Agent or any Secured Party may reasonably request to perfect and protect the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral against all other Persons, including, without limitation, the filing of financing statements, amendments thereto and continuation statements, the execution of transfer instruments and the making of notations on or taking possession of all records or documents of title. Notwithstanding the obligations of the Borrower and the Servicer set forth in the preceding sentence, the Borrower and the Servicer hereby authorize the Administrative Agent to prepare and file, at the expense of the Borrower, UCC financing statements (including but not limited to renewal, continuation or in lieu statements) and amendments or supplements thereto or other instruments as the Administrative Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interest granted hereunder in accordance with the UCC.

SECTION 6.03. Changes in Name, Corporate Structure or Location.

(a) During the term of this Agreement, neither the Servicer nor the Borrower shall change its name, identity, structure, existence or location (as defined in Article 9 of the UCC) without first giving at least thirty (30) days’ prior written notice to the Administrative Agent and each Secured Party.

(b) If any change in either the Servicer’s or the Borrower’s name, identity, structure, existence, location (as defined in Article 9 of the UCC) or other action would make any financing or continuation statement or notice of ownership interest or Lien relating to any Collateral seriously misleading within the meaning of applicable provisions of the UCC, the Servicer, no later than five (5) Domestic Business Days after the effective date of such change, shall file such amendments as may be required to preserve and protect the security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral and the proceeds thereof. Promptly after taking any of the foregoing actions, the Servicer shall deliver to the Administrative Agent and each Secured Party an Opinion of Counsel reasonably acceptable to the Administrative Agent and each Secured Party stating that, in the opinion of such counsel, all financing statements or amendments necessary to preserve and protect the security interest of the Administrative

Agent, as agent for the Secured Parties, in the Collateral have been filed, and reciting the details of such filing.

SECTION 6.04. Chief Executive Office. During the term of this Agreement, and subject to the other terms and provisions herein relating to changes in location, the Borrower will maintain its chief executive office in one of the States of the United States.

SECTION 6.05. Costs and Expenses. The Borrower agrees to pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Borrower’s and the Administrative Agent’s right, title and interest in and to the Collateral (including, without limitation, the security interest in the Collateral related thereto and the security interests provided for herein).

ARTICLE VII

ADMINISTRATION AND SERVICING OF LOANS

SECTION 7.01. Appointment of the Servicer. The Administrative Agent, on behalf of the Secured Parties, hereby agrees that the Borrower shall serve as the initial Servicer hereunder to service the Pledged Loans and enforce the Borrower’s respective rights and interests in and under each Pledged Loan in accordance with the terms and conditions of this Article VII and to serve in such capacity until the termination of its responsibilities pursuant to Section 7.25. The Borrower agrees to perform the duties and obligations with respect thereto set forth herein. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

SECTION 7.02. Duties and Responsibilities of the Servicer.

(a) The Servicer shall conduct the servicing, administration and collection of the Pledged Loans and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect Pledged Loans from time to time on behalf of the Borrower and as the Borrower’s agent. The Servicer will service, administer and make collections on the Pledged Loans with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable loans that it services for itself or others.

(b) The duties of the Servicer (the “Servicing Duties”), as the Borrower’s agent, shall include, without limitation:

(i) preparing and submitting of claims to, and post-billing liaison with, Obligors on Pledged Loans;

(ii) maintaining all necessary Servicing Records with respect to the Pledged Loans and providing such reports to the Borrower and the Administrative Agent in respect of the servicing of the Pledged Loans (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower or the Administrative Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate Servicing Records evidencing the Pledged Loans in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Pledged Loans (including, without limitation, records adequate to permit the identification of each new Pledged Loan and all Collections of and adjustments to each existing Pledged Loan); provided, however, that any Successor Servicer shall only be required to recreate the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such Successor Servicer;

(iv) promptly delivering to the Borrower, the Administrative Agent, the Backup Servicer and the Collateral Custodian, from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the Borrower, the Administrative Agent, the Backup Servicer and the Collateral Custodian may from time to time reasonably request;

(v) identifying each Pledged Loan clearly and unambiguously in its Servicing Records to reflect that such Pledged Loan is owned by the Borrower and pledged to the Administrative Agent, as agent for the Secured Parties;

(vi) complying in all material respects with the Credit and Collection Policy in regard to each Pledged Loan;

(vii) complying in all material respects with all Applicable Laws with respect to it, its business and properties and all Pledged Loans and Collections with respect thereto;

(viii) preserving and maintaining its existence, rights, licenses, franchises and privileges as a corporation in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign corporation and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Pledged Loans on behalf of the Borrower, the Administrative Agent and the Secured Parties) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, the Administrative Agent and the Secured Parties in the Pledged Loans, (B) the collectibility of any Pledged Loan, or (C) the ability of the Servicer to perform its obligations hereunder;

(ix) notifying the Borrower and the Administrative Agent of any material action, suit, proceeding, dispute, offset deduction, defense or counterclaim that (1) is or is threatened to be asserted by an Obligor with respect to any Pledged Loan; or (2) would reasonably be expected to have a Material Adverse Effect; and

(c) The Borrower and Servicer hereby acknowledge that the Secured Parties, the Administrative Agent, the Backup Servicer (unless it shall succeed to the obligations of

Servicer) and the Collateral Custodian shall not have any obligation or liability with respect to any Pledged Loans, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder. The Borrower, as initial Servicer, hereby confirms to each of the other parties hereto that all actions of the Borrower taken under this Article VII and under the Lockbox Agreement and the Intercreditor Agreement shall be in its capacity as initial Servicer hereunder and not in its individual capacity.

SECTION 7.03. Authorization of the Servicer.

(a) Each of the Borrower and the Administrative Agent, on behalf of the Secured Parties, hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Pledged Loans to the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Pledged Loans, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Pledged Loans and, after the delinquency of any Pledged Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower shall furnish each Backup Servicer and each Successor Servicer (as applicable) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Pledged Loans. In no event shall the Servicer be entitled to make the Borrower, any Secured Party, the Collateral Custodian or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) After an Event of Default has occurred and is continuing, at the Administrative Agent’s direction, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Pledged Loans; provided, however, that the Administrative Agent may, at any time after an Event of Default has occurred and is continuing, notify any Obligor with respect to any Pledged Loans of the assignment of such Pledged Loans to the Administrative Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lock-box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Pledged Loans and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall give written notice to any Successor Servicer of the Administrative Agent’s actions or directions pursuant to this subsection 7.03(b), and no Successor Servicer shall take any actions pursuant to this subsection 7.03(b) that are outside of such Successor Servicer’s Credit and Collection Policy.

SECTION 7.04. Collection of Payments.

(a) Collection Efforts, Modification of Pledged Loans. The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Pledged Loans as and when the same become due, and will follow the provisions of the Credit and Collection Policy and those other collection procedures which it follows with respect to all comparable loans that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of a Pledged Loan or any related Pledged Loan Document, except as permitted under Section 7.09(k). Notwithstanding anything to the contrary contained herein, if after giving effect to any sale of any portion of any collateral securing a Pledged Loan: (i) the Advances Outstanding would exceed the Borrowing Base; (ii) the Required Advance Reduction Amount would be greater than zero; or (iii) a Default, Event of Default or a Servicer Termination Event would occur, then the Servicer shall not conduct or consummate any such sale without the prior written consent of the Administrative Agent and the Required Banks. The Servicer shall promptly (but in any event within 15 Domestic Business Days of execution) deliver to the Collateral Custodian for the benefit of the Administrative Agent as agent for the Secured Parties the original documents evidencing such amendments and modifications and shall promptly deliver to the Administrative Agents and the Banks copies of such amendments and modifications.

(b) [Reserved].

(c) Taxes and other Amounts. To the extent provided for in any Pledged Loan, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Pledged Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(d) Payments to Lock-Box Account: On or before the date that a Loan is included in the Collateral, the Servicer shall have instructed all Obligors to make all payments in respect of Loans included in the Collateral to a Lock-Box or directly to the Lock-Box Account. All proceeds in the Lock-Box Account shall be distributed into the Collection Account within two (2) Domestic Business Days as provided in the Lock-Box Agreement and the Intercreditor Agreement.

(e) Establishment of the Collection Account. The Borrower shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but under the control of the Administrative Agent, as agent for the Secured Parties, with an office or branch of BB&T a segregated corporate trust account (the “Collection Account”) for the purpose of receiving Collections from the Collateral.

(f) Reserved.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan included in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(h) [Reserved]

SECTION 7.05. [Reserved]

SECTION 7.06. Realization Upon Defaulted Loans or Charged-Off Loans. The Servicer will use its reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Loan or Charged-Off Loan and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow the practices and procedures set forth in the Credit and Collection Policy in order to realize upon such Related Property. Without limiting the foregoing, the Servicer may sell any such Related Property with respect any Defaulted Loan or Charged-Off Loan to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof; any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent identifying the Defaulted Loan or Charged-Off Loan and the Related Property, setting forth the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property; provided, however, that if: (a) such sale occurs after the Revolving Period Termination Date, or (b) after giving effect to such sale (i) the Advances Outstanding would exceed the lesser of the Borrowing Base or Facility Amount, or (ii) a Default, Event of Default or a Servicer Termination Event would occur, then the Servicer prior to selling any Related Property with respect to a Defaulted Loan or Charged-Off Loan shall obtain the prior written consent of the Administrative Agent. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Loan or Charged-Off Loan.

SECTION 7.07. Maintenance of Insurance Policies. The Servicer will require that each Obligor with respect to a Pledged Loan maintain an Insurance Policy with respect to each Pledged Loan and the Related Property in accordance with the Credit and Collection Policy. If Obligor fails to maintain an Insurance Policy Servicer shall maintain such Insurance Policy in accordance with the Credit and Collection Policy. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Borrower and the Administrative Agent, as agent for the Secured Parties, with respect to the respective interests, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each related Pledged Loan.

SECTION 7.08. Representations and Warranties of the Servicer. The Servicer hereby represents and warrants as follows:

(a) Organization and Good Standing. The Servicer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite organizational power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is qualified to do business, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Borrower or of the Banks. The Servicer is qualified to do business, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would reasonably be expected to have a Material Adverse Effect on its ability to perform hereunder.

(c) Power of Authority. The Servicer has the organizational power and authority to execute and deliver this Agreement and to carry out its terms. The Servicer has duly authorized the execution, delivery and performance of this Agreement by all requisite organizational action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the organizational documents of the Servicer, or any Contractual Obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such Contractual Obligation (other than this Agreement), or (iii) violate any Applicable Law.

(e) No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceeding. There are no proceedings or investigations pending or threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would (in the reasonable judgment of the Servicer) be expected to have a Material Adverse Effect.

(h) Reports Accurate. All Servicer Certificates, information, exhibits, financial statements, documents, books, Servicer Records or reports furnished or to be furnished by the Servicer to the Administrative Agent or any Secured Party in connection with this Agreement are and will be accurate, true and correct.

(i) No Servicer Termination Event. No event has occurred and is continuing and no condition exists, or would result from an Advance or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Termination Event.

(j) [Reserved]

(k) Credit and Collection Policy. The initial Servicer represents and warrants that: (1) since September 17, 2001, there has been no material changes in any Credit and Collection Policy other than in accordance with this Agreement; (2) since such date, no Material Adverse Change has occurred in the overall rate collection of the Loans; and (3) it has at all times complied with the Credit and Collection Policy with respect to each Loan.

SECTION 7.09. Covenants of the Servicer. The Servicer hereby covenants that:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Pledged Loans, the Related Property and Pledged Loan Documents or any part thereof.

(b) Preservation of Corporate Existence. The Servicer will preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations with Respect to Loans. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Pledged Loan and will do nothing to impair the rights of the Borrower or the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d) Preservation of Security Interest. The Borrower or the Servicer on behalf of the Borrower will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Administrative Agent, as agent for the Secured Parties, in, to and under the Collateral.

(e) [Reserved].

(f) Change of Name or Location; Records. The Servicer (i) shall not change its name or move the location of its principal executive office (or in the case of Wells Fargo Bank, National Association, its corporate trust office), without thirty (30) days’ prior written notice to the Borrower and the Administrative Agent, and (ii) shall not move, or consent to the Collateral Custodian moving the Loan Documents without thirty (30) days’ prior written notice to the Borrower and the Administrative Agent and (iii) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in all Collateral including delivery of an Opinion of Counsel.

(g) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Pledged Loan and (ii) furnish to the Administrative Agent, prior to its effective date, prompt notice of any change in the Credit and Collection Policy. The Servicer will not agree or otherwise permit to occur any material change in the Credit and Collection Policy, without the prior written consent of the Administrative Agent and the Required Banks (in their sole discretion).

(h) Default or Event of Default. The Servicer will furnish to the Administrative Agent, the Backup Servicer and the Collateral Custodian as soon as possible and in any event within three (3) Domestic Business Days after the occurrence of each Event of Default or Default, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(i) Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in Sections 7.04(a) and 7.09(k), extend, amend or otherwise modify the terms of any Pledged Loan.

(j) Other. The Servicer will furnish to the Borrower and the Administrative Agent such other information, documents records or reports respecting the Loans or the condition or operations, financial or otherwise of the Servicer as the Borrower and the Administrative Agent may from time to time reasonably request in order to protect the respective interests of the Borrower, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

(k) Pledged Loans. The Servicer and the Borrower covenant and agree that prior to the earlier of: (i) the occurrence of an Event of Default or (ii) the Revolving Period Termination Date, they shall not without the prior written consent of the Administrative Agent and the Required Banks: (i) make or consent to any waiver, amendment, modification or alteration of the terms of any Pledged Loan or related Pledged Loan Document, including without limitation the payments of principal and interest due thereunder; (ii) undertake to release or authorize or consent to the release of any collateral or security for any Pledged Loan; (iii) accelerate or extend the maturity of any Pledged Loan or (iv) waive any claim against the Obligor or any applicable guarantor thereof, where: (a) the effect of any of the foregoing would cause any such Pledged Loan to not satisfy each of the requirements set forth in the definition of Eligible Loan determined after giving effect to such waiver, amendment, modification, alteration, release or other action, (b) the effect of any of the foregoing would materially adversely effect the Pledged Loan’s collectibility; (c) any such waiver, amendment, modification, alteration, release or other action would not be in accordance with the provisions of the Credit and Collection Policy; or (d) any such waiver, amendment, modification, alteration, release or other action would have a material adverse effect on the Collateral, the Secured Parties or the Administrative Agent; provided however: (1) the Servicer may waive any late payment charge or any other fees (excluding principal and interest) that may be collected in the ordinary course of servicing any Loan included in the Collateral; and (2) after the earlier of: (i) the occurrence of an Event of Default or (ii) the Revolving Period Termination Date, neither the Servicer or Borrower shall waive, amend, modify or alter any term of a Pledged Loan or any related Pledged Loan Document, undertake to release or authorize or consent to the release of any collateral or security for any Pledged Loan or accelerate or extend the maturity of any Pledged Loan or waive any claim against the Obligor or any applicable guarantor thereof without the prior written consent of the Administrative Agent and the Required Banks.

(l) Grade 2 Obligor. In the event that the Borrower or an Affiliate thereof provides to any Obligor an Add-On Loan, a specific purpose of which is to provide funds for the Obligor to make an interest and/or principal payment on an Eligible Loan issued to such Obligor, the Servicer and Borrower shall designate such Obligor as a Grade 2 Obligor or a Grade 1 Obligor through the date that is one (1) year after the date that such Add-On Loan is made; provided, that, this subsection 7.09(l) shall not apply in connection with Add-On Loans that are part of a single plan of financing (regardless of when such plan of financing is actually funded) involving Add-On Loans to the Obligor by, in addition to the Borrower or its Affiliates, a Person who is neither the Borrower nor an Affiliate thereof; provided, further, that, the restriction set forth in this subsection 7.09(l) shall not apply after the date on which a subsequent Add-On Loan in an amount determined by the Administrative Agent (in its sole discretion provided that such determination shall not be unreasonably withheld by the Administrative Agent) to constitute a material portion of the single plan of financing is made to the Obligor and neither the Borrower nor an Affiliate thereof is a party to such subsequent Add-On Loan.

(m) Inspection of Records. The Servicer will, at any time and from time to time during regular business hours, as requested by the Administrative Agent, the Backup Servicer or the Collateral Custodian, permit the Administrative Agent, the Backup Servicer or the Collateral Custodian or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Loans and the related Loan Documents and (ii) to visit the offices and properties of the Borrower or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Loans or the Borrower’s or the Servicer’s performance hereunder, under the Loan Documents and under the other Transaction Documents to which such Person is a party with such officers, directors, employees or independent public accountants of the Borrower or the Servicer, as applicable, as might reasonably be determined to have knowledge of such matters.

(n) Keeping of Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Loans and the related Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Loans (including records adequate to permit the daily identification of each new Loan and all Collections of and adjustments to each existing Loan). The Borrower shall give the Administrative Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(o) Compliance with Loans. The Servicer will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Pledged Loans and the related Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy with respect to each Pledged Loan and the related Loan Document.

SECTION 7.10. The Collateral Custodian.

(a) Appointment; Custodial Duties. The Borrower and the Administrative Agent each hereby appoints Wells Fargo Bank, National Association to act as Collateral Custodian hereunder, for the benefit of the Borrower, the Administrative Agent and the Secured Parties, as provided herein. Wells Fargo Bank, National Association hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein.

The Collateral Custodian shall take and retain custody of the Pledged Loan Files delivered by the Borrower or on its behalf pursuant to Section 5.39 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties. Promptly (but in any event within one Domestic Business Day) upon receipt of any such Pledged Loan File, the Collateral Custodian shall deliver to the Administrative Agent a custodial receipt in form of Exhibit I hereto. Within five (5) Domestic Business Days of its receipt of any Pledged Loan File, the Collateral Custodian shall review the related Loan Documents to verify that each Loan Document listed on the index of the related Pledged Loan File has been received, and executed and has no missing or mutilated pages and to confirm (in reliance on the related Loan number and Obligor name) that such Loan is referenced on the related Pledged Loan List and shall, at the expiration of such period, deliver to the Administrative Agent a certification in the form of Exhibit J hereto. In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Pledged Loan Files hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic file in a mutually acceptable electronic format that contains the related Pledged Loan List or that otherwise contains the Loan number and the name of the Obligor with respect to each related Loan. If, at the conclusion of such review, the Collateral Custodian shall determine that any such Loan Document is not executed or in proper form on its face, or that it is not referenced on the index of the related Pledged Loan File, the Collateral Custodian shall promptly notify the Borrower and the Administrative Agent of such determination by providing an exception report to such Persons setting forth, with particularity, the lack of execution of such Loan Document(s), that such Loan Document(s) has missing or mutilated pages, or the fact that such Loan was not referenced on the related Pledged Loan List or such Loan Document(s) was not referenced on the index of the related Pledged Loan File. In addition, unless instructed otherwise in writing by the Borrower and the Administrative Agent within ten (10) days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Pledged Loan File not referenced on such Pledged Loan List to the Borrower.

Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Pledged Loan File.

In taking and retaining custody of the Pledged Loan Files, the Collateral Custodian shall be acting as the agent of the Administrative Agent and the Secured Parties; provided, that, the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Pledged Loan Files or the instruments therein; provided, further, that, the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein. All Pledged Loan Files shall be kept in fire resistant vaults or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Borrower by the Collateral Custodian in a written notice delivered at least forty-five (45) days prior to such change. All Pledged Loan Files shall be segregated with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Pledged Loan Files shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian. The Collateral Custodian shall clearly indicate that such Pledged Loan Files are the sole property of Borrower, subject to the security interest of the Administrative Agent, on behalf of the Secured Parties. In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar loan files that it holds as collateral custodian for others.

(b) Concerning the Collateral Custodian.

(i) Except for its gross negligence or bad faith, the Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. Except for its gross negligence or bad faith, the Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(ii) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(iii) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its gross negligence or bad faith.

(iv) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Loans or the Loan Documents, and will not be required to and will not make any representations as to the validity or value of any of the Loans. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(v) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(vi) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(vii) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Loans.

(c) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Loans, the Collateral Custodian is hereby authorized, upon receipt from the Servicer on behalf of the Borrower, of a written request for release of documents and receipt in the form annexed hereto as Exhibit K and upon receipt from the Administrative Agent of its written consent to such request and receipt, to release to the Servicer the related Pledged Loan File or the documents set forth in such request and receipt to the Servicer; provided, however, notwithstanding the foregoing or any other provision of this Agreement, upon its receipt of written instructions from the Administrative Agent, the Collateral Custodian shall cease releasing documents to the Servicer. All documents so released to the Servicer on behalf of the Borrower shall be held by the Servicer in trust for the benefit of the Borrower, the Administrative Agent, and the Secured Parties, with respect to their respective interests, in accordance with the terms of this Agreement. The Servicer, on behalf of the Borrower, shall return to the Collateral Custodian the Pledged Loan File or other such documents when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Collateral Custodian in the form annexed hereto as Exhibit K, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection 7.10(c) shall be released by the Collateral Custodian to the Servicer. Notwithstanding anything in this subsection 7.10(c) to the contrary, in no event shall the Collateral Custodian release any Pledged Loan File or part thereof to the Servicer for any reason without the Administrative Agent’s prior written consent.

(d) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit K (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Pledged Loan File to the Servicer, on behalf of the Borrower.

(e) Collateral Custodian Compensation. As compensation for its activities hereunder, the Collateral Custodian shall be entitled to a Collateral Custodian Fee and Collateral

Custodian Expenses from the Servicer. To the extent that such Collateral Custodian Fee is not paid by the Servicer, the Collateral Custodian shall be entitled to receive the unpaid balance of such Collateral Custodian Fee to the extent of funds available therefor pursuant to the provision of subsections 2.09(a)(v) and 2.09(b)(v). To the extent that such Collateral Custodian Expenses are not paid by the Servicer, the Collateral Custodian shall be entitled to receive the unpaid balance of such Collateral Custodian Expenses to the extent of funds available therefor pursuant to the provisions of subsections 2.09(a)(x) and 2.09(b)(x). The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee (other than due and unpaid Collateral Custodian Fees owed through such date) shall cease on the earlier to occur of: (i) its removal as Collateral Custodian or (ii) the termination of this Agreement.

(f) Replacement of the Collateral Custodian. The Collateral Custodian may be replaced by the Borrower with the prior consent of the Administrative Agent and the Required Banks; provided, however, no such replacement shall be effective until a replacement Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder and has received all Pledged Loan Files held by the previous Collateral Custodian.

(g) [Reserved]

SECTION 7.11. Representations and Warranties of the Collateral Custodian. The Collateral Custodian represents and warrants as follows:

(a) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. It is duly qualified to do business as a national banking association and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses or approval except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and to carry out its terms. It has duly authorized the execution, delivery and performance of this Agreement by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association, or any Contractual Obligation to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation, or (iii) violate any Applicable Law.

(e) No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit (collectively, the “Consents”) of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceeding. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

SECTION 7.12. Covenants of the Collateral Custodian. The Collateral Custodian hereby covenants that:

(a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.

(c) No Bankruptcy Petition. With respect to the Borrower, prior to the date that is one (1) year and one (1) day after the Collection Date, it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any Insolvency Proceedings or other similar proceedings under the laws of the United States or any state of the United States. This subsection 7.12(c) will survive the termination of this Agreement.

(d) Pledged Loan Files. The Collateral Custodian will not dispose of any documents constituting the Pledged Loan Files in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Pledged Loan except as contemplated by this Agreement.

(e) Location of Pledged Loan Files. The Pledged Loan Files shall remain at all times in the possession of the Collateral Custodian at the address set forth herein unless notice of a different address is given in accordance with the terms hereof.

(f) No Changes in Collateral Custodian Fee. The Collateral Custodian will not make any changes to the Collateral Custodian Fee set forth in the Backup Servicer and Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent.

SECTION 7.13. The Backup Servicer.

(a) Appointment. The Borrower and the Administrative Agent hereby appoint Wells Fargo to act as Backup Servicer for the benefit of the Borrower, the Administrative Agent and the Secured Parties in accordance with the terms of this Agreement. Wells Fargo hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until the receipt by the Servicer of a Servicer Termination Notice, the Backup Servicer shall perform, on behalf of the Borrower and the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Monthly Reports in hard copy and in an agreed upon electronic format.

(ii) Not later than 12:00 noon (Washington, D.C. time) on each Reporting Date, the Servicer shall provide to the Backup Servicer and the Backup Servicer shall accept delivery of tape in an agreed upon electronic format (the “Tape”) from the Servicer, which shall include but not be limited to the following information: (x) for each Loan, the name and number of the related Obligor, the collection status, the Loan status, the date of each Scheduled Payment, the Outstanding Loan Balance, the Fair Market Value of such Loan and all amounts under such Loan in excess of applicable Concentration Limits, and (y) the Aggregate Outstanding Pledged Loan Balance (specifying the amounts described in items (a) and (b) of the definition of Aggregate Outstanding Pledged Loan Balance).

(iii) Prior to the related Payment Date, the Backup Servicer shall review the Monthly Report to ensure that it is complete on its face and that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (A) the Aggregate Outstanding Pledged Loan Balance, (B) the amounts described in items (a) and (b) of the definition of Aggregate Outstanding Pledged Loan Balance, (C) the Backup Servicing Fee, (D) the Loans that are thirty (30) or more days Delinquent (other than Defaulted Loans and Charged-Off Loans), (E) the Defaulted Loans (other than Charged-Off Loans), (F) the Charged-Off Loans, (G) the Portfolio Yield, (H) the Default Ratio for the current Collection Period and the two (2) immediately preceding Collection Periods, (H) the Charged-Off Ratio for the current Collection Period and the two (2) immediately preceding Collection Periods, (I) the Rolling Three-Month Default Ratio and (J) the Rolling Three-Month Charged-Off Ratio. The Backup Servicer shall notify the Administrative Agent, the Borrower and the Servicer of any disagreements with the Monthly Report based on such review not later than the Domestic Business Day preceding such Payment Date to such Persons.

(iv) If the Borrower or the Servicer disagrees with the report provided under subsection 7.13(b)(iii) by the Backup Servicer or if the Borrower or the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Borrower or the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Borrower or the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Borrower or the Servicer hereby agree to cooperate at their own expense, with the Backup Servicer in reconciling any discrepancies herein. If within twenty (20) days after the delivery of the report provided under subsection 7.13(b)(iii) by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Borrower and the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Borrower, the Administrative Agent, the Secured Parties and the Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

With respect to the duties described in this subsection 7.13(b), in the absence of bad faith or gross negligence, the Backup Servicer, in the performance of its duties and obligations hereunder, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

(c) Transition to Servicer Role. After the receipt by the Servicer of an effective Servicer Termination Notice, all authority, power, rights and responsibilities of the Servicer, under this Agreement, whether with respect to the Pledged Loans or otherwise, shall pass to and be vested in the Backup Servicer, subject to and in accordance with the provisions of Section 7.26, as long as the Backup Servicer is not prohibited by Applicable Law from fulfilling the same, as evidenced by an Opinion of Counsel.

(d) Merger or Consolidation. Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

(e) Backup Servicing Compensation. As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee and the Backup Servicer Expenses from the Servicer. To the extent such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to the provision of subsections 2.09(a)(iii) and 2.09(b)(iii). To the extent that such Backup Servicer Expenses are not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of such Backup Servicer Expenses to the extent of funds available therefor pursuant to the provisions of subsections 2.09(a)(x) and 2.09(b)(x). The Backup Servicer’s entitlement to receive the Backup Servicing Fee (other than due and unpaid Backup Servicer Fees owed through such date) shall cease on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer, or (iii) the termination of this Agreement.

(f) Backup Servicer Removal. The Backup Servicer may be removed with or without cause by the Borrower with the prior written approval of the Administrative Agent and the Required Banks by notice given in writing to the Backup Servicer. In the event of any such removal, a replacement Backup Servicer may be appointed by (i) the Borrower, acting with the written consent of the Administrative Agent and the Required Banks or (ii) if no such replacement is appointed within thirty (30) days following such removal, by the Administrative Agent; provided that unless the Administrative Agent consents in writing any such replacement shall be the same entity as serves as backup servicer or servicer under the Permitted Securitization Transactions.

(g) Scope of Backup Servicing Duties. The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or bad faith of it or them or the failure to perform materially in accordance with this Agreement.

(h) Limitation on Liability. Except for its gross negligence or bad faith, the Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Borrower, the Secured Parties, the Administrative Agent, the Collateral Custodian and the Backup Servicer each agree to look only to the Servicer to perform such obligations. Except for its gross negligence or bad faith, the Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of their respective duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. Except for its gross negligence or bad faith, the Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Pledged Loan or Pledged Loan Document under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Pledged Loan, or (v) the acts or omissions of any successor Backup Servicer.

SECTION 7.14. Representations and Warranties of the Backup Servicer. The Backup Servicer hereby represents and warrants as follows:

(a) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Backup Servicer is duly qualified to do business as a national banking association and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and the conduct of its business requires such qualification, licenses or approvals except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and to carry out its terms. It has duly authorized the execution, delivery and performance of this Agreement by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association or any Contractual Obligation by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation (other than the Agreement), or (iii) violate any Applicable Law.

(e) No Consent. No Consents of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceeding. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

SECTION 7.15. Covenants of the Backup Servicer. The Backup Servicer hereby covenants that:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.

(c) No Bankruptcy Petition. With respect to the Borrower, prior to the date that is one (1) year and one (1) day after the Collection Date, the Backup Servicer will not institute against the Borrower, or join any other Person in instituting against the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States. This subsection 7.15(c) will survive the termination of this Agreement.

(d) No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to Backup Servicer Fees set forth in the Backup Servicer and Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent.

SECTION 7.16. Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of legal counsel and independent accountants, taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. In consideration for the payment by the Borrower of the Servicing Fee, the Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Accounts and the Backup Servicer Fee and Collateral Custodian Fee pursuant to the Backup Servicer and Collateral Custodian Fee Letter. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

SECTION 7.17. Reports.

(a) Monthly Report. With respect to each Determination Date and the related Collection Period, the Servicer will provide to the Borrower, the Backup Servicer, the Banks and the Administrative Agent, on the related Reporting Date, a monthly statement (a “Monthly Report”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit D. Except as otherwise set forth herein, the Backup Servicer shall have no obligation to review any information in the Monthly Report.

(b) Servicer’s Certificate. Together with each Monthly Report, the Servicer shall submit to the Borrower, the Backup Servicer, the Banks and the Administrative Agent a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit E. Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any information set forth in the Servicer’s Certificate.

(c) Financial Statements. The Servicer (other than the initial Servicer and to the extent the information described herein is publicly available from the Securities Exchange Commission with regard to Wells Fargo Bank, National Association, other than Wells Fargo Bank, National Association)) will submit to the Borrower, the Backup Servicer, the Banks and the Administrative Agent within forty-five (45) days following the end of each of the Servicer’s fiscal quarters (other than the final fiscal quarter), commencing for the fiscal quarter ending on March 31, 2004, unaudited financial statements of the Servicer (including an analysis of delinquencies and losses for each fiscal quarter) as of the end of each such fiscal quarter. The Servicer (other than the initial Servicer) shall submit to the Borrower, the Banks and the Administrative Agent, within ninety (90) days following the end of the Servicer’s fiscal year, commencing with the fiscal year ending on December 31, 2003, annual audited financial statements as of the end of such fiscal year. Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any of the financial information set forth in such financial statements.

SECTION 7.18. Annual Statement as to Compliance. In furtherance and not in limitation of the other reports, certificates and information to be provided hereunder, the Servicer will provide to the Borrower, the Backup Servicer, the Banks and the Administrative Agent within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2003, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event occurred during such year and no notice thereof has been given to the Administrative Agent and the Banks, specifying such Servicer Termination Event and the steps taken to remedy such event).

SECTION 7.19. Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Borrower, the Banks and the Administrative Agent (with a copy to the Backup Servicer), within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2003, (i) a report relating to such fiscal year to the effect that (A) such firm has reviewed certain documents and records relating to the servicing of the Loans, and (B) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall have been approved by the Borrower and Administrative Agent) to certain documents and records relating to the servicing of Loans under this Agreement, compared the information contained in the Monthly Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VII of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. In the event such independent public accountants require the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 7.19, the Servicer shall direct the Backup Servicer in writing to so agree; it being understood and agreed that the Backup Servicer will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Backup Servicer has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

SECTION 7.20. Limitation on Liability of the Successor Servicer and Others. Except as provided herein, neither any Successor Servicer nor any of the directors or officers or employees or agents of any Successor Servicer shall be under any liability to the Borrower, the Administrative Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action expressly provided for in this Agreement; provided, however, that this provision shall not protect such Successor Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its failure to perform materially in accordance with this Agreement.

Any Successor Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Pledged Loans in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability.

SECTION 7.21. The Servicer, the Backup Servicer and the Collateral Custodian Not to Resign. Neither the Servicer, the Backup Servicer nor the Collateral Custodian shall resign from the obligations and duties hereby imposed on such Person except upon such Person’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Person could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer, the Backup Servicer or the Collateral Custodian shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower, the Banks and the Administrative Agent. No such resignation shall become effective until a successor shall have assumed the responsibilities and obligations of such Person in according with the terms of this Agreement.

SECTION 7.22. Access to Certain Documentation and Information Regarding the Loans. The Borrower, the Servicer or the Collateral Custodian, as applicable, shall provide to the Administrative Agent access to the Loan Documents and all other documentation regarding the Loans included as part of the Collateral and the Related Property in such cases where the Administrative Agent are required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Domestic Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s normal security and confidentiality procedures. From and after the Closing Date and periodically thereafter at the discretion of the Administrative Agent, the Administrative Agent or their respective Administrative Agents may review the Borrower’s and the Servicer’s collection and administration of the Loans in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Loans, Loan Documents and Records in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. The Borrower shall bear the cost of such audits.

SECTION 7.23. Merger or Consolidation of the Servicer.

(a) The Servicer will keep in full force and effect its existence, rights and franchise as provided in the jurisdiction of its organization, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and of any of the Pledged Loans and to perform its duties under this Agreement.

(b) The Servicer shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless in the case of any such action (i) no Default, Event of Default or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) the Administrative Agent provides its prior written consent to such transaction; provided that such consent by the Administrative Agent shall not be required if the Servicer is Wells Fargo Bank, National Association, and (iii) such Person executes and delivers to the Administrative Agent an agreement by which such Person assumes the obligations of the Servicer hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as Administrative Agent may reasonably request.

SECTION 7.24. Identification of Records. The Servicer shall clearly and unambiguously identify each Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Loans and Related Property have been transferred to and are owned by the Borrower and that the Administrative Agent, as agent for the Secured Parties, has the interest therein Granted by Borrower pursuant to this Agreement.

SECTION 7.25. Servicer Termination Events. If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing on any date:

(a) any failure by the Servicer to make any payment, transfer or deposit or to give instructions or notice to the Borrower, the Banks and the Administrative Agent as required by this Agreement, or to deliver any Required Reports hereunder on or before the date occurring two (2) Domestic Business Days after the date such payment, transfer, deposit, instruction of notice or report is required to be made or given, as the case may be, under the terms of this Agreement;

(b) the occurrence of an Event of Default;

(c) any representation, warranty or certification made by the Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect when made, and that continues to be unremedied for a period of thirty (30) days after the first to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Borrower and (ii) the date on which the Servicer becomes aware thereof;

(d) the Servicer shall fail in any material respect to service the Loans in accordance with the Credit and Collection Policy;

(e) an Insolvency Event shall occur with respect to the Servicer or any of its Affiliates;

(f) the Servicer (other than Wells Fargo Bank, National Association) agrees or consents to, or otherwise permits to occur, any amendment, modification, change, supplement or recision of or to the Credit and Collection Policy in whole or in part in any material respect, without the prior written consent of the Required Banks;

(g) any financial or asset information reasonably requested by the Administrative Agent or the Secured Parties as provided herein is not provided as requested within five (5) Domestic Business Days of the receipt by the Servicer of such request;

(h) the rendering against the Servicer of a final judgment, decree or order for the payment of money in excess of U.S. $5,000,000 (individually or in the aggregate) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of sixty-one (61) or more consecutive days without a stay of execution;

(i) the failure of the Servicer to make any payment due with respect to aggregate recourse debt or other obligations with an aggregate principal amount exceeding U.S. $2,500,000 or the occurrence of any event or condition that would permit acceleration of such recourse debt or other obligations if such event or condition has not been waived;

(j) the Servicer or any Successor Servicer fails to maintain a minimum Consolidated Tangible Net Worth of at least the amount required under Section 5.38(b); or

(k) any Change-in-Control of the Servicer is made without the prior written consent of the Borrower and the Administrative Agent and such Servicer is not replaced by a Person satisfactory to the Administrative Agent and Required Banks within 30 days of such Change-in-Control. As used herein “Change-in-Control” shall mean (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of the voting stock of the Servicer; or (ii) as of any date a majority of the Board of Directors of the Servicer consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Servicer of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Servicer of which a majority consisted of individuals described in clause (A) and individuals described in clause (B);

then notwithstanding anything herein to the contrary, so long as any such Servicer Termination Events shall not have been remedied at the expiration of any applicable cure period, the Administrative Agent, by written notice to the Servicer and the Backup Servicer (a “Servicer Termination Notice”), may, subject to the provisions of Section 7.26, terminate all of the rights and obligations of the Servicer as Servicer under this Agreement. The Borrower shall pay all reasonable set-up and conversion costs associated with the transfer of servicing rights to the Successor Servicer. In furtherance and not in limitation of the foregoing and notwithstanding anything contained herein to the contrary, in the event that Wells Fargo Bank, National Association is the Servicer under this Agreement and either (i) Wells Fargo Bank, National Association agrees or consents to or otherwise permits to occur any amendment, modification, change, supplement or rescission of or to the Credit and Collection Policy in whole or in part in any material respect, without the prior written consent of the Required Banks or (ii) Wells Fargo Bank, National Association consolidates or merges with or into or sells, leases or transfers all or substantially all of its assets to, any other Person, then the Administrative Agent, by written notice to Wells Fargo Bank, National Association may, terminate all of the rights and obligations of Wells Fargo Bank, National Association as Servicer under this Agreement.

SECTION 7.26. Appointment of Successor Servicer. (a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 7.25, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent to the Servicer and the Backup Servicer in writing. The Administrative Agent may at the time described in the immediately preceding sentence, in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer; provided, however, that any successor Servicer shall not be responsible or liable for any past actions or omissions of the outgoing Servicer; provided, further, however, that the Backup Servicer shall have a reasonable period of time to transfer servicing and shall not be responsible or liable as Successor Servicer until such reasonable period has expired. In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unwilling or unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer, and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. In the event that a Successor Servicer has not been appointed and has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than U.S. $100,000,000 and whose regular business includes the servicing of loans as the Successor Servicer hereunder.

(b) Upon its appointment as successor to the Servicer, the Backup Servicer (subject to subsection 7.26(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement, shall assume all Servicing Duties hereunder and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable provided, however, that the successor Servicer, if the Backup Servicer, shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor Servicer becomes the Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any Taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party involved in this transaction and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior servicer including the original servicer. The indemnification obligations of the Backup Servicer, upon becoming the successor Servicer are expressly limited to those instances of gross negligence or willful misconduct of the Backup Servicer in its role as successor Servicer. Any Successor Servicer shall be entitled, with the prior consent of the Administrative Agent, to appoint agents to provide some or all of its duties hereunder, provided that no such appointment shall relieve such Successor Servicer of the duties and obligations of the Successor Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Termination Event.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer under this Agreement and shall pass to and be vested in the Backup Servicer or Successor Servicer, as applicable, and, without limitation, the Backup Servicer or Successor Servicer as applicable, is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Backup Servicer or Successor Servicer as applicable, in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Collateral.

(d) Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 7.26, the Backup Servicer will promptly begin the transition to its role as Servicer.

(e) The Backup Servicer shall be entitled to receive its reasonable costs incurred in transitioning to Servicer.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer, as successor Servicer, is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Collateral (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and the Backup Servicer, as the successor Servicer, shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Backup Servicer, as the successor Servicer, making or continuing any Errors (collectively, “Continued Errors”), it shall have no duty, responsibility, obligation or liability for such Continued Errors; provided, however, that the Backup Servicer, as the successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the Backup Servicer, as the successor Servicer, becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors and shall be entitled to recover its costs thereby expended in accordance with Section 2.08(a) or Section 2.08(b), as applicable.

SECTION 7.27. Market Servicing Fee. Notwithstanding anything to the contrary herein, in the event that a Successor Servicer is appointed, the Servicing Fee shall equal the market rate for comparable servicing duties to be fixed upon the date of such appointment by such Successor Servicer with the consent of the Administrative Agent; in the event that the Backup Servicer becomes the Successor Servicer, the Backup Servicer shall solicit three (3) bids, with a copy to the Borrower and the Administrative Agent, from not less than three (3) entities experienced in the servicing of loans similar to the Pledged Loans and that are not Affiliates of the Backup Servicer, the Servicer or the Borrower, and the Servicing Fee shall be equal to the average of the fees proposed as determined by the Backup Servicer with the consent of the Administrative Agent (the “Market Servicing Fee”).

ARTICLE VIII

SECURITY INTEREST

SECTION 8.01. Grant of Security Interest.

(a) The parties hereto intend that this Agreement constitute a security agreement. For such purpose, the Borrower hereby Grants as of the Closing Date to the Administrative Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent. The Grant of a security interest under this Section 8.01 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the other Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Loans and related Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Loans and related Collateral, and (c) neither of the Administrative Agent nor any other Secured Party shall have any obligations or liability under the Loans and related Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) The Borrower and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest Granted hereby in the Collateral constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter arising.

SECTION 8.02. Release of Lien on Loans. At the same time as (i) any Pledged Loan in the Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Pledged Loan becomes a Prepaid Loan and all amounts in respect thereof (including without limitation, the entire Outstanding Loan Balance of such Prepaid Loan) have been paid in full by the related Obligor and deposited in the Collection Account, (iii) a Pledged Loan is released in accordance with Section 2.17, (iv) the date following the Facility Termination Date on which the Commitments and this Agreement have been terminated and the Obligations have been reduced to zero and indefeasibly paid in full or (v) a Pledged Loan is repurchased in accordance with Section 4.33, the Administrative Agent, as agent for the Secured Parties, will, to the extent requested by the Servicer, release its interest in such Pledged Loan without representation or warranty express or implied. In connection with any sale of such Related Property, the Administrative Agent, as agent for the Secured Parties, will after the deposit by the Servicer of the Proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Related Property; provided, that, the Administrative Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment.

SECTION 8.03. Release of Lien on Supplemental Interests. The Administrative Agent, as agent for the Secured Parties, will, to the extent requested by the Borrower or the Servicer on behalf of the Borrower, release its Lien on the Supplemental Interests related to a Pledged Loan (i) released in accordance with Section 2.17 or Section 8.02 or (ii) with respect to which a Pledged Loan File has been delivered to the Servicer pursuant to Section 7.10(c), as the case may be, upon satisfaction of the following conditions:

(a) after the Facility Termination Date, the Commitments and this Agreement have been terminated and the Obligations have been reduced to zero and indefeasibly paid in full; or

(b) at the time that such Pledged Loan is released in accordance with Section 2.17 or Section 8.02, there is no Required Advance Reduction Amount and no Default or Event of Default has occurred and is continuing; or

(c) at the time that such Pledged Loan File is delivered pursuant to Section 7.10(c) for enforcement or servicing of the Pledged Loan or because the Pledged Loan has been liquidated, there is no Required Advance Reduction Amount and no Default or Event of Default has occurred and is continuing, provided that:

(1) in the case of a Pledged Loan File delivered pursuant to Section 7.10(c) for the enforcement or servicing of a Pledged Loan, the exercise of rights under such released Supplemental Interests are reasonably necessary for the enforcement of such Pledged Loan; and

(2) in the case of a Pledged Loan File delivered pursuant to Section 7.10(c) because the Pledged Loan has been liquidated, all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.

In connection with a release on or after the occurrence of any of the above, the Administrative Agent, as agent for the Secured Parties, will execute and deliver to the Borrower or the Servicer on behalf of the Borrower any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release and transfer of such Supplemental Interest; provided, that, the Administrative Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Supplemental Interest in connection with such sale or transfer and assignment.

SECTION 8.04. Further Assurances. The provisions of Section 13.18 shall apply to the security interest granted under Section 8.01 as well as to the Advances hereunder.

SECTION 8.05. Remedies. Upon the occurrence of an Event of Default, the Administrative Agent and Secured Parties shall have, with respect to the Collateral Granted pursuant to Section 8.01, and in addition to all other rights and remedies available to the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

SECTION 8.06. Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the Secured Parties thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

SECTION 8.07. Power of Attorney. Each of the Borrower and the Servicer, upon the occurrence and during the continuance of an Event of Default, hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a)

to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE IX

DEFAULTS

SECTION 9.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Syndicated Advance or Swing Line Advance or shall fail to pay any interest on any Syndicated Advance or Swing Line Advance within five Domestic Business Days after such interest shall become due, or the Borrower shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due ; or

(b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.15, inclusive, or Sections 5.27 to 5.42, inclusive; or

(c) (i) the Required Advance Reduction Amount is greater than zero, for more than three (3) Domestic Business Days; or (ii) the aggregate principal amount of all Syndicated Advances, together with the aggregate principal amount of all Swing Line Advances exceeds the lesser of: (A) the Borrower Base; or (B) the Facility Amount; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a), (b) or (c) above or clauses (m) or (z) below) for thirty days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank; or

(e) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or in any financial statement, material certificate or other material document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(f) the Borrower or any Subsidiary of the Borrower shall fail to make any payment in respect of Debt outstanding in an aggregate principal amount equal to or greater than $2,500,000 (other than the Notes) when due or within any applicable grace period; or

(g) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding (with the exception of Debt of a SPE Subsidiary pursuant to a Permitted Securitization Transaction accelerated as a result of an Accelerated Amortization Event or an Additional Principal Amount (each as defined in the documents evidencing the Existing Securitization Transaction), in an aggregate principal amount equal to or greater than $2,500,000 of the Borrower or any Subsidiary of the Borrower or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary of the Borrower (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(h) the Borrower or any Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(i) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary of the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary of the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(j) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(k) a federal tax lien shall be filed against the Borrower or any Subsidiary of the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the

Borrower or any Subsidiary of the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m) a default or event of default shall occur and be continuing under any of the Transaction Documents or the Borrower shall fail to observe or perform any obligation to be observed or performed by it under any Transaction Document, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Transaction Document; or

(n) the occurrence of a Servicer Termination Event; or

(o) [Reserved]; or

(p) the Administrative Agent, as agent for the Secured Parties, shall fail for any reason to have a valid and perfected first priority security interest in any of the Collateral; or

(q) (i) one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall have been rendered against the Borrower or in an aggregate amount in excess of $100,000 shall have been rendered against any Subsidiary of the Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or (ii) the Borrower or any Subsidiary of the Borrower, as the case may be, shall have made payments of amounts in excess of $1,000,000 or $100,000, respectively, in settlement of any litigation; or

(r) the Borrower or any Successor Servicer (other than Wells Fargo Bank, National Association) agrees or consents to, or otherwise permits to occur, any amendment, modification, change, supplement or recession of or to the Credit and Collection Policy in whole or in part in any material respect, without the prior written consent of the Required Banks; or

(s) on any day, either (i) the aggregate Hedge Notional Amount is less than the product of the Hedge Percentage on such day and the Hedge Amount on that day, or (ii) any Hedge Transaction fails to meet the requirements set forth in subsection 5.40 and such failure continues unremedied for a period of ten (10) consecutive days; or

(t) [Reserved]; or

(u) on any Determination Date, the Rolling Three-Month Portfolio Yield does not equal or exceed Minimum Portfolio Yield and such failure continues for a period of fifteen (15) consecutive days; or

(v) the Rolling Three-Month Default Ratio shall exceed 5.0%; or

(w) the Rolling Three-Month Charged-Off Ratio shall exceed 2.5%; or

(x) any two of (i) Malon Wilkus, (ii) Ira Wagner, and (iii) John Erickson shall cease to be employed by the Borrower in the capacity as executive officers thereof; or

(y) [Reserved]; or

(z) the business and other activities of the Borrower or any Subsidiary of the Borrower, including but not limited to, the acceptance of the Syndicated Advances or Swing Line Advances by the Borrower, the application and use of the proceeds thereof by the Borrower and the consummation and conduct of the transactions contemplated by the Transaction Documents or any Securitization Transaction to which the Borrower or any Subsidiary of the Borrower is a party result in a violation by the Borrower or any Subsidiary of the Borrower, or any other Person of the 1940 Act or the rules and regulations promulgated thereunder; or

(aa) if the Borrower at any time fails to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the voting stock (in the case of a corporation ) or membership interests (in the case of a limited liability company) or equivalent equity interests (in the case of any other type of entity) of each Subsidiary of the Borrower (including without limitation American Capital Financial Services Inc.); or

(bb) a servicer default or servicer termination event shall occur under a Permitted Securitization Transaction (including, without limitation, any Existing Securitization Transaction) or the Borrower or a Subsidiary of the Borrower shall resign or otherwise cease to be the servicer under a Permitted Securitization Transaction (including without limitation any Existing Securitization Transaction) or the Borrower or any Subsidiary of the Borrower, shall fail to observe or perform any obligation to be observed or performed by it under a Permitted Securitization Transaction (including, without limitation, any Existing Securitization Transaction) and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Permitted Securitization Transaction; or

(cc) the Borrower or any Subsidiary of the Borrower shall fail to pay when due any amount payable under a Permitted Securitization Transaction (including, without limitation, any Existing Securitization Transaction); or

(dd) the occurrence of any event, act or condition which the Required Banks determine either does or has a reasonable probability of causing a Material Adverse Effect upon the Borrower, any Subsidiary of the Borrower or any Successor Servicer,

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by the Swing Line Lender, by notice to the Borrower terminate the Swing Line facility set forth in Section 2.03, and (iii) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon), the Obligations and all other amounts payable hereunder and under the other Transaction Documents to be, and the Notes (together with all accrued interest thereon), the Obligations and all other amounts payable hereunder and under the other Transaction Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (h) or (i) above occurs, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments and the Swing Line facility set forth in Section 2.03 shall thereupon automatically terminate and the Notes (together with accrued interest thereon), the Obligations and all other amounts payable hereunder and under the other Transaction Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon any such declaration or automatic termination no Syndicated Advances or Swing Line Advances will be made. Notwithstanding the foregoing, the Administrative Agent shall have available to it all rights and remedies provided under the Transaction Documents and in addition thereto, all other rights and remedies at law or equity, and the Administrative Agent shall exercise any one or all of them at the request of the Required Banks.

SECTION 9.02. Notice of Default. The Administrative Agent shall give notice to the Borrower of any Default under Section 9.01(d) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Indemnities by the Borrower.

(a) Without limiting any rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Backup Servicer, the Collateral Custodian, any Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and Administrative Agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement or any transaction contemplated by this Agreement, excluding, however, Indemnified Amounts which are determined by a final, non-appealable judgment of a court to have been incurred by reason of the gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) any Loan treated as or represented by the Borrower to be an Eligible Loan that is not at the applicable time an Eligible Loan;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any Loan comprising a portion of the Collateral, or the nonconformity of any Loan, the Related Property with any such Applicable Law or any failure by the Borrower or any Affiliate thereof to perform its respective duties under the Loans included as a part of the Collateral;

(iv) the failure to vest and maintain vested in the Administrative Agent, as agent for the Secured Parties, a first priority perfected security interest in the Collateral;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral whether at the time of any Syndicated Advance or Swing Line Advance or at any subsequent time and as required by the Transaction Documents;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan included as part of the Collateral that is, or is purported to be, an Eligible Loan (including, without limitation, a defense based on the Loan not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii) any failure of the Borrower or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Borrower or any Affiliate thereof to perform its respective duties under the Loans;

(viii) any products liability claim or environmental liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property, merchandise or services that are the subject of any Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(ix) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(x) any repayment by the Administrative Agent or a Secured Party of any amount previously distributed in reduction of Advances Outstanding, the outstanding Swing Line Advances or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent or a Secured Party believes in good faith is required to be repaid;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Syndicated Advances, Swing Line Advances or in respect of any Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(xii) the failure of the Borrower or any of its agents or representatives to remit to the Servicer or the Administrative Agent, Collections on the Collateral remitted to the Borrower or any such agent or representative in accordance with the terms hereof or the commingling by the Borrower or any Affiliate of any collections.

(b) Any amounts subject to the indemnification provisions of this Section 10.01 shall be paid by the Borrower to the applicable Indemnified Party within two (2) Domestic Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 10.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 10.01 shall survive the removal of the Administrative Agent, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.

(e) The parties hereto agree that the provisions of this Section 10.01 shall not be interpreted to limit or qualify in any respect the obligations of the Borrower under this Agreement and the other Transaction Documents.

SECTION 10.02. Indemnities by the Servicer. (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of such Servicer including, but not limited to (i) any representation or warranty made by such Servicer under or in connection with any Transaction

Documents to which it is a party, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of such Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by such Servicer to comply with any Applicable Law, (iii) the failure of such Servicer to comply with its duties or obligations in accordance with the Agreement, or (iv) any litigation, proceedings or investigation against such Servicer excluding, however, (a) Indemnified Amounts which are determined by a final, non-appealable judgment of a court to have been incurred by reason of the gross negligence or willful misconduct on the part of such Indemnified Party, and (b) under any Federal, state or local income or franchise taxes or any other Tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by such Indemnified Party in connection herewith to any taxing authority. The provisions of this indemnity shall run directly to and be enforceable by the applicable Indemnified Party subject to the limitations hereof. If the Servicer has made any indemnity payment pursuant to this Section 10.02 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Servicer an amount equal to the amount it has collected from others in respect of such indemnified amounts.

(b) Any amounts subject to the indemnification provisions of this Section 10.02 shall be paid by the Servicer within two (2) Domestic Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 10.02 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid or payable to such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Servicer under this Section 10.02 shall survive the resignation or removal of the Administrative Agent, the Servicer or the Collateral Custodian and the termination of this Agreement.

(e) The parties hereto agree that the provisions of this Section 10.02 shall not be interpreted to provide recourse to the Servicer (other than the Borrower) against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, related Obligor on, any Loan.

(f) The indemnification by Servicer (other than the Borrower) pursuant to this Section 10.02 shall not be payable from the Collateral.

(g) The obligations of American Capital under this Section 10.02 shall be in furtherance and not in limitation of the indebtedness, liabilities and obligations of American Capital as Borrower under this Agreement and the other Transaction Documents. Notwithstanding anything contained herein to the contrary, nothing contained in this Section

10.02 shall limit or qualify in any respect the obligations of the Borrower under this Agreement and the other Transaction Documents (including, without limitation, Section 10.01).

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its Administrative Agent hereunder and under the other Transaction Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Transaction Documents, and shall not by reason of this Agreement, the Pledged Loan Documents, the Collateral or any other Transaction Document be a trustee for any Bank; (b) makes no warranty or representation to any Bank and shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, the Pledged Loan Documents, the Collateral or any other Transaction Document, or in any certificate or other document referred to or provided for in, or received by the Administrative Agent or any Bank under, this Agreement or any other Transaction Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Pledged Loan Documents, the Collateral or any other Transaction Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Transaction Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Administrative Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Transaction Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ Administrative Agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such Administrative Agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Banks, and the Borrower shall have no rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Transaction Documents, the Administrative Agent shall act solely as Administrative Agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Bank. Except for its own gross negligence or willful misconduct, the

Administrative Agent shall not be liable for any obligation of the Servicer, Backup Servicer or Collateral Custodian contained in this Agreement or for any errors of the Servicer, Backup Servicer or Collateral Custodian contained in any computer tape, certificate or other data, information or document delivered to the Administrative Agent hereunder or on which the Administrative Agent must rely in order to perform its obligations hereunder. Except for its own gross negligence or willful misconduct, the Administrative Agent shall have no responsibility, shall not be in default and shall incur no liability for: (i) any act or failure to act of any third party, including, without limitation the Servicer, the Backup Servicer or the Collateral Custodian; (ii) any inaccuracy or omission in a notice or communication received by the Administrative Agent from any third party, (iii) the invalidity or unenforceability of any Pledged Loan, the Collateral or Pledged Loan Document under Applicable Law, or (iv) the breach or inaccuracy of any representation or warranty made with respect to any Pledged Loan, any Pledged Loan Document or the Collateral.

SECTION 11.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Transaction Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

SECTION 11.03. Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Syndicated Advances and Swing Line Advances) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Syndicated Advances and Swing Line Advances, whether or not it has received any notice of the occurrence of such non-payment. The Administrative Agent shall (subject to Section 13.05) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 11.04. Rights of Administrative Agent and its Affiliates as a Bank. With respect to its Commitment and any Advance made by BB&T or an Affiliate of BB&T, such Affiliate and BB&T in their capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of BB&T (or in BB&T’s case, acting as the Administrative Agent), and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include such Affiliate of BB&T or BB&T in its individual capacity. Such Affiliate and BB&T may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of the Affiliates of the Borrower) as if they were not an Affiliate of the Administrative Agent or the Administrative Agent, respectively; and such Affiliate and BB&T may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and BB&T) for services in connection with this Agreement or any other Transaction Document or otherwise without having to account for the same to the Banks.

SECTION 11.05. Indemnification. Each Bank severally agrees to indemnify the Administrative Agent, to the extent the Administrative Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 13.03 or any amount the Borrower is obligated to pay under Section 13.04 but excluding, unless a Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 11.06. CONSEQUENTIAL DAMAGES. THE ADMINISTRATIVE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.07. Payee of Note Treated as Owner. The Administrative Agent may deem and treat each Person in whose name a Note is registered as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent and the provisions of Section 13.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Transaction Documents. The Administrative Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Transaction Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder or under the other Transaction Documents, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Administrative Agent.

SECTION 11.09. Failure to Act. Except for action expressly required of the Administrative Agent hereunder or under the other Transaction Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 11.05 against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking, continuing to take, or failing to take any such action.

SECTION 11.10. Resignation or Removal of Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent. Any successor Administrative Agent shall be a bank or other financial institution which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.

ARTICLE XII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 12.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b) the Required Banks advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding the Advances for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Advances shall be suspended. Unless the Borrower notifies the Administrative Agent at least 2 Euro-Dollar Business Days before the date of any Borrowing for which a Borrower Notice has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 12.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein or any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Advance and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make its portion of the Euro-Dollar Advance shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Euro-Dollar Advance to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Advance of such Bank, together with accrued interest thereon and any amount due such Bank pursuant to Section 12.05(a). Concurrently with prepaying such Euro-Dollar Advance, the Borrower shall borrow a Base Rate Advance in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Advances of the other Banks), and such Bank shall make such a Base Rate Advance.

SECTION 12.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Advance, its Notes or its obligation to make a Euro-Dollar Advance, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Advance or any other amounts due under this Agreement in respect of its Euro-Dollar Advance or its obligation to make a Euro-Dollar Advance (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

(iii) shall impose on any Bank (or its Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Advance, its Notes or its obligation to make a Euro-Dollar Advance; and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Advance, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank, in its reasonable discretion, to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office or the bank holding company of which such Bank is a Subsidiary) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank’s (or such bank holding company’s) capital as a consequence of its obligations hereunder to a level below that which such Bank (or such bank holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s (or such bank holding company’s) policies with respect to capital adequacy) by an amount deemed by such Bank, to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or such bank holding company) for such reduction.

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) The provisions of this Section 12.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

SECTION 12.04. Base Rate Advances Substituted for Euro-Dollar Advances. If (i) the obligation of any Bank to make or maintain a Euro-Dollar Advance has been suspended pursuant to Section 12.02 or (ii) any Bank has demanded compensation under Section 12.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Advances which would otherwise be made by such Bank as part of a Euro-Dollar Advance shall be made instead as a Base Rate Advance (in all cases interest and principal on such Advance shall be payable contemporaneously with the related Euro-Dollar Advances of the other Banks), and

(b) after its portion of the Euro-Dollar Advance has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Advance shall be applied to repay its Prime Rate Loan instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Bank, the Borrower shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under Section 12.03 in respect of the period preceding the date of conversion of such Bank’s portion of the Advance resulting from the Borrower’s election.

SECTION 12.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

(a) any payment or prepayment (pursuant to Section 2.13, Section 2.14, Section 12.02 or otherwise) of a Euro-Dollar Advance on a date other than the last day of an Interest Period for such Euro-Dollar Advance;

(b) any failure by the Borrower to prepay a Euro-Dollar Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c) any failure by the Borrower to borrow a Euro-Dollar Advance on the date for the Borrowing specified in the applicable Borrowing Notice delivered pursuant to Section 2.02.

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Advance (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Advance which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Advance provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article XII shall not be effective until received.

SECTION 13.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13.03. Expenses; Documentary Taxes; No Claims. (a) The Borrower shall pay (i) all expenses of the Administrative Agent, including fees and disbursements of the Administrative Agent in connection with any field audits and investigations and fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement and the other Transaction Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Administrative Agent or any Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Transaction Documents.

(b) The Borrower shall indemnify the Administrative Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Transaction Documents.

(c) The Borrower agrees, on its own behalf and on behalf of each of its Subsidiaries and Affiliates, not to assert any claim against the Administrative Agent, any Bank, any of their respective affiliates or any of their respective directors, officers, employees, attorneys, agents and advisors on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any of the other Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any of the Advances.

SECTION 13.04. Setoffs; Sharing of Set-Offs. (a) The Borrower hereby grants to each Bank, as security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement and the other Transaction Documents, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

(b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Notes held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank’s ratable share (according to the proportion of (x) the amount of such other Bank’s required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent they may effectively do so under applicable law, that any holder of a participation in the Notes, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 13.05. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the

Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) change the Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or decrease the rate of interest on any Advance or decrease any fees hereunder, (iii) change the date fixed for any payment of principal of or interest on any Advance or any fees hereunder, (iv) change the amount of principal, decrease the amount of interest or decrease the amount of fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the other Transaction Documents, (vii) release or substitute all or substantially all of the Collateral held as security for the Obligations (other than as provided in this Agreement), (viii) change the definition of “Borrowing Base”, or (ix) change or modify the definition of “Required Banks,” and provided further that no amendment or waiver shall, unless signed by the Swing Line Lender, (A) modify or amend Section 2.03; or (B) change in any manner, any term or condition applicable to the Swing Line Advances.

(b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

SECTION 13.06. Margin Stock Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 13.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

(b) Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Advance owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Advance or Advances, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, (iii) the change of the principal of the related Advance or Advances, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) any fee is payable hereunder from the rate at which the Participant is entitled to receive interest or any fee (as the case may be) in respect of such participation, or (v) the release or substitution of any guaranty or all or any substantial part of the collateral (if any) held as security for the Obligations. Each Bank selling a participating interest in any Advance, Note, Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Administrative Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant; provided, that a Bank shall not be required to provide written notification of a participation sold to an Affiliate of a Bank. The Borrower agrees that each Participant shall be entitled to the benefits of Article XII with respect to its participation in the Syndicated Advances and Swing Line Advances outstanding from time to time.

(c) Any Bank may at any time assign to one or more banks or financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Transaction Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit C, executed by such Assignee, such transferor Bank and the Administrative Agent (and, in the case of: (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and (ii) an assignment not made during the existence of a Default or an Event of Default, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank’s Commitment, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to such assignment (determined as of the effective date of the assignment) shall be equal to $10,000,000 (or any larger multiple of $1,000,000) (except that any such assignment may be in the full amount of the assigning Bank’s Commitment), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower’s consent shall not be necessary with respect to any assignment made during the existence of a Default or an Event of Default; (iv) a Bank may not have more than two Assignees that are not then Banks at any one time, and (v) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, provided, that although the Administrative Agent’s consent may not be necessary with respect to an Assignee that is then a Bank or an Affiliate of a Bank, no such assignment shall be effective until the conditions set forth in the following sentence are satisfied. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Administrative Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Administrative Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment by the assigning Bank of a processing and recordation fee of $3,500 to the Administrative Agent if the Assignee is not a Bank or Affiliate of a Bank and $1,000 if the Assignee is a Bank or Affiliate of a Bank, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Administrative Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank.

(d) Subject to the provisions of Section 13.08, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial and other information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation prior to entering into this Agreement.

(e) No Transferee shall be entitled to receive any greater payment under Section 12.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 12.02 or 12.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Anything in this Section 13.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Syndicated Advances and Swing Line Advances and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Syndicated Advance, Swing Line Advance and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Syndicated Advance, Swing Line Advance and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

SECTION 13.08. Confidentiality. Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Syndicated Advances and Swing Line Advances; provided, however, that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank’s legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 13.08.

SECTION 13.09. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 13.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

SECTION 13.10. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Transaction Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

SECTION 13.11. Survival of Certain Obligations. Article IV, Sections 10.01, 12.03(a), 12.03(b), 12.05 and 13.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, the Swing Line facility described in Section 2.03 and the Commitments and the payment in full of the principal of and interest on all Syndicated Advances and Swing Line Advances.

SECTION 13.12. North Carolina Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of North Carolina.

SECTION 13.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Transaction Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 13.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

SECTION 13.15. Interpretation. No provision of this Agreement or any of the other Transaction Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 13.16. Waiver of Jury Trial; Consent to Jurisdiction. The Borrower (a) and each of the Banks and the Administrative Agent irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, (b) submit to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Transaction Documents, (c) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Transaction Documents, and (d) agrees that service of process may be made upon it in the manner prescribed in Section 13.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Administrative Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

SECTION 13.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 13.18. Further Assurances. (a) The Borrower shall, or shall cause the Servicer to, cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all time to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent, as agent for the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall deliver or, shall cause the Servicer to deliver, to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower and the Servicer shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.18.

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest Granted to the Administrative Agent, as agent for the Secured Parties, in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder after five (5) Business Days’ notice from the Administrative Agent or any Secured Party, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article X, as applicable. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower, (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Banks in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Borrower will, on March 25, of each year unless the Collection Date shall have occurred, deliver or cause to be delivered to the Administrative Agent an Opinion of the Counsel for Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.01 with respect to perfection and otherwise to the effect that the Collateral hereunder continues to be subject to a perfected security interest in favor of the Administrative Agent, as agent for the Secured Parties, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

SECTION 13.19. Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided, however, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.19 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

AMERICAN CAPITAL STRATEGIES, LTD., as Borrower and Servicer

By:	(SEAL)

Title:

American Capital Strategies, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Attention: Chief Compliance Officer and Legal Department

Telecopy number: (301) 654-6714

Telephone number: (301) 951-6122

COMMITMENTS	BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, Swing Line Lender and as a Bank

$30,000,000

	By:	(SEAL)

Title:

Lending Office Branch Banking and Trust Company 1909 K Street, NW Washington, D.C. 20006 Attention: Gregg Dougherty Telecopy number: 202-835-9285 Telephone number: 202-835-9332 with a copy to

Christopher E. Leon, Esq. Womble Carlyle Sandridge & Rice, PLLC One West Fourth Street Winston-Salem, North Carolina 27101 Telecopy: (336) 726-6932 Telephone: (336) 721-3518

$20,000,000	LASALLE BANK NATIONAL ASSOCIATION

	By:	(SEAL)

Title:

Lending Office

LaSalle Bank National Association

Non-Bank Financial Institutions

135 S. LaSalle Street, Suite 1731

Chicago, Illinois 60603

Attention: Christie Davis

Telecopy number: 312-904-2982

Telephone number: 312-904-8284

$15,000,000	HIBERNIA NATIONAL BANK

	By:	(SEAL)

Title:

Lending Office Hibernia National Bank 313 Carondelet 6th Floor – U.S. Corporate New Orleans, Louisiana 70130 Attention: Connie Disbrow Telecopy number: 504-533-5344 Telephone number: 504-533-3044

$5,000,000	FIFTH THIRD BANK

	By:	(SEAL)

Title:

Lending Office Fifth Third Bank 38 Fountain Square Plaza Cincinnati, Ohio 45263 Attention: Jennifer E. Schwartz Telecopy number: 513-534-6479 Telephone number: 513-534-7167

TOTAL COMMITMENTS:

$70,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Backup Servicer and as the Collateral Custodian

By:

Name:

Title:

Wells Fargo Bank, National Association MAC N9311-161 Sixth Street and Marquette Avenue Minneapolis, MN 55479
Attention:	Corporate Trust Services Asset-Backed Administration
Facsimile No.:	(612) 667-3539
Confirmation No.:	(612) 667-8058

SCHEDULE 4.08

Existing Subsidiaries

Name of Subsidiary	Jurisdiction of Organization

1)	American Capital Financial Services, Inc., a Delaware corporation

2)	ACS Equities, L.P., a Delaware limited partnership

3)	ACS Funding Trust I, a Delaware statutory trust

4)	ACAS Business Loan LLC, 2000-1, a Delaware limited liability company

5)	ACAS Business Loan Trust 2000-1, a Delaware statutory trust

6)	ACAS Business Loan LLC, 2002-1, a Delaware limited liability company

7)	ACAS Business Trust 2002-1, a Delaware statutory trust

8)	ACAS Business Loan LLC, 2002-2, a Delaware limited liability company

9)	ACAS Business Loan Trust, 2002-2, a Delaware statutory trust

10)	ACAS Business Loan LLC, 2003-1, a Delaware limited liability company

11)	ACAS Business Loan Trust, 2003-1, a Delaware statutory trust

12)	ACAS Business Loan LLC, 2003-2, a Delaware limited liability company

13)	ACAS Business Loan Trust, 2003-2, a Delaware statutory trust

SCHEDULE 4.16

Liens on Capital Stock

SCHEDULE 5.25

Existing Debt